Exhibit 10.1

EXECUTION COPY

Published CUSIP Number:  ________

AMENDED AND RESTATED
TERM LOAN CREDIT AGREEMENT

Dated as of March 29, 2011

among

WESTERN REFINING, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
Sole Lead Arranger

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
WELLS FARGO SECURITIES, LLC
Co-Book Managers

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Syndication Agent

SUNTRUST BANK,
THE ROYAL BANK OF SCOTLAND PLC
Co-Documentation Agents

-i-

3.04	Increased Costs; Reserves on Eurodollar Rate Loans	38
3.05	Compensation for Losses	40
3.06	Mitigation Obligations; Replacement of Lenders	40
3.07	Survival	41
ARTICLE IV. CONDITIONS PRECEDENT TO LOANS		41
4.01	Conditions of Lending	41
ARTICLE V. REPRESENTATIONS AND WARRANTIES		43
5.01	Existence, Qualification and Power; Compliance with Laws	43
5.02	Authorization; No Contravention	43
5.03	Governmental Authorization; Other Consents	43
5.04	Binding Effect	44
5.05	Financial Statements; No Material Adverse Effect	44
5.06	Litigation	44
5.07	No Default	44
5.08	Ownership of Property; Liens	45
5.09	Environmental Compliance	45
5.1	Insurance	45
5.11	Taxes	45
5.12	ERISA Compliance	45
5.13	Subsidiaries; Equity Interests	46
5.14	Margin Regulations; Investment Company Act	46
5.15	Disclosure	46
5.16	Compliance with Laws	47
5.17	Intellectual Property; Licenses, etc	47
5.18	Solvency	47
5.19	Collateral Documents	47

-ii-

ARTICLE VI. AFFIRMATIVE COVENANTS		47
6.01	Financial Statements	47
6.02	Certificates; Other Information	48
6.03	Notices	50
6.04	Payment of Obligations	51
6.05	Preservation of Existence, etc	51
6.06	Maintenance of Properties	51
6.07	Maintenance of Insurance	51
6.08	Compliance with Laws and Contractual Obligations	52
6.09	Books and Records	53
6.10	Inspection Rights; Field Audits	53
6.11	Use of Proceeds	53
6.12	Guarantors; Additional Security Agreements	53
6.13	Intentionally Omitted	55
6.14	Further Assurances and Post-Closing Covenant	55
6.15	Maintenance of Ratings	55
ARTICLE VII. NEGATIVE COVENANTS		55
7.01	Liens	55
7.02	Investments	57
7.03	Indebtedness	58
7.04	Fundamental Changes	61
7.05	Dispositions.	62
7.06	Restricted Payments	63
7.07	Change in Nature of Business	64
7.08	Transactions with Affiliates	64
7.09	Burdensome Agreements	64

-iii-

7.10	Use of Proceeds	64
7.11	Intentionally Omitted.	64
7.12	Intentionally Omitted	64
7.13	Prepayment of Certain Other Indebtedness	64
7.14	Amendments to Revolver Loan Documents	65
7.15	Covenants Relating to MLP Subsidiaries	65
7.16	Certain Undertakings Relating to the Separateness of the MLP and MLP Subsidiaries	65
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		66
8.01	Events of Default	66
8.02	Remedies Upon Event of Default	68
8.03	Application of Funds	68
ARTICLE IX. ADMINISTRATIVE AGENT		69
9.01	Appointment and Authority.	69
9.02	Rights as a Lender	69
9.03	Exculpatory Provisions	70
9.04	Reliance by Administrative Agent	70
9.05	Delegation of Duties	71
9.06	Resignation of Administrative Agent	71
9.07	Non-Reliance on Administrative Agent and Other Lenders	71
9.08	No Other Duties, etc	72
9.09	Administrative Agent May File Proofs of Claim	72
9.10	Collateral and Guaranty Matters.	72
ARTICLE X. MISCELLANEOUS		74
10.01	Amendments, etc	74
10.02	Notices; Effectiveness; Electronic Communication.	75
10.03	No Waiver; Cumulative Remedies; Enforcement	77

-iv-

10.04	Expenses; Indemnity; Damage Waiver.	78
10.05	Payments Set Aside	79
10.06	Successors and Assigns.	79
10.07	Treatment of Certain Information; Confidentiality	83
10.08	Right of Setoff	84
10.09	Interest Rate Limitation	84
10.10	Counterparts; Integration; Effectiveness	84
10.11	Survival of Representations and Warranties	85
10.12	Severability	85
10.13	Replacement of Lenders	85
10.14	Governing Law; Jurisdiction; etc.	86
10.15	Waiver of Jury Trial	86
10.16	No Advisory or Fiduciary Responsibility	87
10.17	USA Patriot Act Notice	87
10.18	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	87
10.19	ENTIRE AGREEMENT	88

-v-

SCHEDULES

I	Guarantors
2.01	Commitments and Applicable Percentages
5.06	Certain Litigation
5.13	Subsidiaries and Other Equity Interests
7.01	Existing Liens
7.02	Investments
10.02	Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion
F	[Intentionally Omitted]
G	Security Agreement
H	Guaranty
I	Intercreditor Agreement

-vi-

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

This AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT (“this “Agreement”) is entered into as of March 29, 2011, among WESTERN REFINING, INC., a Delaware corporation (the “Borrower”), each Lender (as hereinafter defined), and BANK OF AMERICA, N.A., as Administrative Agent and a Lender.

RECITALS:

WHEREAS, the Borrower is party to that certain Term Loan Credit Agreement, dated as of May 31, 2007, among the Borrower, Bank of America, N.A., as administrative agent (the “Existing Agent”), the lenders party thereto and Banc of America Securities LLC, as sole lead arranger and sole book manager (as amended by the First Amendment to Term Loan Credit Agreement, dated as of June 30, 2008, among the Borrower, the lenders party thereto and the Existing Agent, the Second Amendment to Term Loan Credit Agreement, dated as of May 29, 2009, among the Borrower, the lenders party thereto and the Existing Agent and the Third Amendment to Term Loan Credit Agreement, dated as of November 24, 2009, among the Borrower, the lenders party thereto and the Existing Agent, and as may be further amended prior to the date hereof, the “Existing Term Loan Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Term Loan Credit Agreement and the Lenders have indicated their willingness to do so and lend on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2014 Notes” means the Borrower’s senior secured floating rate notes due 2014, issued pursuant to the Secured Notes Indenture.

“2017 Notes” means the Borrower’s senior secured fixed rate notes due 2017, issued pursuant to the Secured Notes Indenture.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time provide to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, on any date of determination, the sum of the Term Loan Commitments plus such commitments, if any, as may be made by Lenders pursuant to Sections  2.13.

“Agreement” means this Term Loan Credit Agreement, as the same may hereafter be renewed, extended, amended or restated from time to time.

“Albuquerque Terminal” means the refined products terminal and associated facilities owned and operated by Western Refining Terminals, located in or near Albuquerque, New Mexico.

“Applicable Class Percentage” means on any date of determination the proportion (expressed as a percentage and carried out to the ninth decimal place) that the aggregate applicable Class Outstanding Amount owed to any Lender bears to the aggregate applicable Class Outstanding Amounts owed to all Lenders at such time; provided that, if, on such date of determination, no applicable Class Outstanding Amounts then exist, then the Applicable Class Percentage shall be determined based on the Applicable Class Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

“Applicable Percentage” means, on any date of determination the proportion (expressed as a percentage carried out to the ninth decimal place) that the aggregate Outstanding Amount owed to any Lender bears to the aggregate Outstanding Amounts owed to all Lenders at such time; provided that, if, on any date of determination, no Outstanding Amounts then exist, then the Applicable Percentage shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to Eurodollar Rate Loans, 6.00%, and (b) with respect to Base Rate Loans, 5.00%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), in its capacity as sole lead arranger and a co-book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Incremental Amount” means $250,000,000, as such amount may be permanently reduced from time to time pursuant to Section 7.03(q).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the ‘BBA LIBOR’ (as determined on such day) plus 1%, and (d) 2.50%.  The ‘prime rate’ is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  The ‘BBA LIBOR’ has the meaning given such term in the definition of ‘Eurodollar Rate’.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Owner” means the beneficial owner, for U.S. federal income tax purposes, of a payment to which any U.S. federal withholding tax relates.

“Bloomfield Refinery” means the refinery and associated facilities owned by San Juan, and operated by Western Refining Southwest or another Loan Party, located at or near Bloomfield, New Mexico.

“Bloomfield Terminal” means the terminal and associated facilities owned by San Juan, and operated by Western Refining Southwest or another Loan Party, located in or near Bloomfield, New Mexico.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan (or any Base Rate Loan, if the Base Rate is determined by reference to ‘BBA LIBOR’), means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to the Borrower or any Restricted Subsidiary for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be, and (b) the term “Capital Expenditures” shall not include Investments.

“Cash Equivalents” means

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; provided that if any such commercial paper is not rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, then in order to be considered a permissible Investment for purposes of Section 7.02(a), the following limitation shall apply:  the Borrower and its Restricted Subsidiaries shall not hold more than $40,000,000 in the aggregate of such commercial paper issued by a single issuer; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Existing Owners, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of (i) the direct or indirect Equity Interests of the Borrower or (ii) the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that to the extent a change in “beneficial ownership” in such Equity Interests results from the issuance of new Equity Interests in the Borrower, with a corresponding payment in cash to the Borrower for the acquisition of such Equity Interests, the acquisition of up to 40% of the “beneficial ownership” of such Equity Interests shall not constitute a “Change of Control”;

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons, other than the Existing Owners, acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are Term Loans or Incremental Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or an Incremental Term Commitment.

“Class Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all Loans of such Class after giving effect to any borrowings and prepayments or repayments of Loans of such Class occurring on such date.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Administrative Agent, for the benefit of the Lenders, whether under this Agreement or under any other document executed by any such Person and delivered to the Administrative Agent or the Lenders.

“Collateral Documents” means, collectively, (a) the Security Agreements, each Deposit Account Control Agreement, each Investment Account Control Agreement, the Guaranties and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guaranties and other similar agreements executed by the Borrower, any Subsidiary, or any Guarantor in favor of the Administrative Agent, for the benefit of the Lenders, now or hereafter delivered to the Administrative Agent or the Lenders pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower, any Subsidiary or any Guarantor, as debtor, in favor of the Administrative Agent, for the benefit of the Lenders, as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitment” means, on any date of determination, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the sum of such Term Loan Commitment and its commitment pursuant to Section 2.13, as such amount may be adjusted from time to time in accordance with this Agreement.

“Competitor” means, any person actively engaged as its principal business in refining crude oil or the transportation, marketing or storage of crude oil or refined products.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Charges” means, for any period, Consolidated Interest Charges for such period, excluding any amount not payable in cash on a current basis.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents and the current portion of deferred income taxes.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and the current portion of deferred income taxes.

“Consolidated EBITDA” means, for any period of one or more fiscal quarters, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expenses, (iv) non-cash compensation expenses and charges, (v) charges for the shutdown and/or disposition of the Yorktown Refinery, whether or not paid in cash during such period, (vi) maintenance turnaround expenses incurred by the Borrower and its Restricted Subsidiaries during such period and (vii) other non-recurring expenses of the Borrower and its Restricted Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) the following: (i) non-cash items increasing Consolidated Net Income for such period and (ii) an amount equal to the amount that would have been deducted in respect of Recharacterized Operating Leases (as defined in the Revolving Credit Agreement) in determining

Consolidated Net Income if such Recharacterized Operating Leases had been accounted for under GAAP as in effect without giving effect to any applicable Operating Lease Recharacterizations (as defined in the Revolving Credit Agreement).

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, plus (b) the Consolidated Working Capital Adjustment plus (c) the sum, without duplication, of (x) extraordinary cash gains excluded from Consolidated EBITDA and (y) losses in connection with Extraordinary Receipts and Dispositions outside the ordinary course of business deducted from Consolidated EBITDA for such period, minus (ii) the sum, without duplication, of the amounts for such period of (A) scheduled repayments of Consolidated Total Indebtedness made in such period, (B) mandatory prepayments of Consolidated Total Indebtedness (other than Loans and Revolver Indebtedness) made in such period, (C) optional prepayments, redemptions or repurchases (including any tender or call premiums in connection therewith) of the 2014 Notes made in such period solely to the extent such prepayments, redemptions or repurchases are not made with the proceeds from the incurrence of issuances of indebtedness, proceeds from issuances of equity or proceeds from Dispositions), (D) Capital Expenditures of the Borrower and its Restricted Subsidiaries made in such period, (E) Consolidated Cash Interest Charges for such period, (F) provisions for current taxes of the Borrower and its Subsidiaries and payable in cash with respect to such period and (G) gains in connection with Extraordinary Receipts and Dispositions outside the ordinary course of business included in Consolidated EBITDA for such period.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, (c) interest expense attributable to Synthetic Lease Obligations, and (d) cash dividends to holders of preferred stock (including Convertible Preferred Securities).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP (excluding extraordinary gains and extraordinary losses) for that period; provided, that, there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of any entity other than a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Restricted Subsidiary in the form of cash dividends or similar cash distributions; and provided further if (x) the Equity Interest in a Contango Subsidiary is subject to Liens securing Indebtedness other than the Obligations or (y) a Contango Subsidiary is subject to any restrictions of the type described in clause (i) in Section 7.09, there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of such Contango Subsidiary, except, in the case of clauses (x) and (y), to the extent that any such income has been actually received by the Borrower or a Restricted Subsidiary in the form of cash dividends or similar cash distributions.

“Consolidated Total Indebtedness” means, as of any date of determination, Indebtedness of the Borrower and its Restricted  Subsidiaries on a consolidated basis, other than (a) undrawn or unfunded amounts under letters of credit, surety bonds and similar instruments, and (b) Indebtedness pursuant to Swap Contracts that have not been closed out or terminated.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets as of such date over Consolidated Current Liabilities as of such date.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contango Credit Facility” means a revolving credit facility entered into by the Contango Subsidiary to finance its participation in contango market opportunities with respect to Hydrocarbons.

“Contango Subsidiary” means a direct or indirect wholly owned Restricted Subsidiary of the Borrower whose business is limited to buying, selling and storing Hydrocarbons, and entering into Swap Contracts in connection therewith, to take advantage of contango market opportunities with respect to Hydrocarbons and whose assets consist solely of Hydrocarbons and rights and interests related thereto and Swap Contracts entered into in connection therewith, pledged to secure a Contango Credit Facility.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agent” has the meaning set forth in the Intercreditor Agreement.

“Convertible Notes” means the Borrower’s convertible senior notes due 2014, issued pursuant to that certain Senior Indenture dated as of June 10, 2009 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by the Supplemental Indenture dated as of June 10, 2009 between Western Refining and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Convertible Preferred Securities” means preferred stock issued by the Borrower that is convertible into shares of common stock of the Borrower.

“Debt Issuance” means the issuance, incurrence or assumption of Indebtedness by the Borrower or any of its Subsidiaries on or after the Closing Date, other than Indebtedness permitted by (i) Sections 7.03(a) through (h) or (k) through (s) or (ii) upon the written consent of the Required Lenders, Section 7.03(i) or (j).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Rate, if any, applicable to Base Rate Loans, plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account Control Agreement” means an agreement substantially in the form of Annex G to the form of Security Agreement attached as Exhibit G hereto, or any other agreement in form and substance satisfactory to the Administrative Agent serving a similar purpose, among a Loan Party, the Administrative Agent or the Control Agent, and a Depository Bank.

“Depository Bank” means a bank, savings bank, savings and loan association, credit union, trust company, or other depository institution that has entered into a Deposit Account Control Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, the Net Cash Proceeds of which are $1,000,000.00 or more.

“Disqualified Lender” has the meaning specified in Section 10.06(b)(v)(D).

“Dollar” and “$” mean lawful money of the United States.

“El Paso Refinery” means the refineries owned and operated by the Borrower or another Loan Party located at 6500 Trowbridge Drive, El Paso, Texas.

“El Paso Terminal” means the terminal and associated facilities owned and operated by the Borrower or another Loan Party located in or near El Paso, Texas.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” means the letter agreement dated as of March 14, 2011 between the Borrower and MLPF&S.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding anything to the contrary contained herein, the Eurodollar Rate shall at all times at least equal or exceed the Eurodollar Rate Floor, and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination..

“Eurodollar Rate Floor” means 1.50%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), and (d) any withholding tax to the extent imposed as a result of a failure by the recipient or Beneficial Owner of the payment to satisfy the conditions for avoiding withholding under FATCA.

“Existing Owners” means those Persons who are owners of the Equity Interests of RHC Holdings, L.P., as of the Original Closing Date, members of their immediate families and Persons (including trusts established for estate planning purposes) that are Affiliates thereof.

“Existing Term Loan Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds (other than income tax refunds), pension plan reversions and proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof) in respect of property other than Revolver Priority Collateral, indemnity payments and any purchase price adjustment; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.03(b)(ii), or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, or (c) constitute proceeds of Revolver Priority Collateral.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof, and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such sections.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Flagstaff Terminal” means the refined products terminal and associated facilities, owned and operated by Western Refining Terminals and located in or near Flagstaff, Arizona.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gallup Refinery” means the crude oil refinery and associated facilities owned and operated by Western Refining Southwest or another Loan Party and located in or near Gallup, New Mexico (formerly known as the Ciniza Refinery).

“Gallup Terminal” means the terminal and associated facilities owned and operated by Western Refining Southwest or another Loan Party and located in or near Gallup, New Mexico.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary set forth on Schedule I hereto, and each other Subsidiary that now or hereafter executes a Guaranty pursuant to Section 6.12 hereof.

“Guaranty” means collectively, the Guaranty Agreements substantially in the form of Exhibit H hereto executed by Subsidiaries of the Borrower in favor of the Administrative Agent and the Lenders, together with each other guaranty and guaranty supplement delivered pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, and all other minerals.

“IFRS” means the International Financial Reporting Standards.

“Increase Effective Date” has the meaning set forth in Section 2.13.

“Incremental Term Commitments” has the meaning set forth in Section 2.13.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” has the meaning set forth in Section 2.13.

“Incremental Term Facility” means any additional tranche of Incremental Term Commitments and Incremental Term Loans established pursuant to Section 2.13.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person (or, in the case of the Borrower or a Subsidiary, in any other Subsidiary) on a date prior to the date that is 90 days after the Maturity Date, or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided however, that neither Convertible Preferred Securities nor obligations to make dividend payments in respect of Convertible Preferred Securities shall be deemed Indebtedness; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means that certain Intercreditor Agreement substantially in the form of Exhibit I hereto dated as the date hereof among the Administrative Agent, the Revolver Administrative Agent, the Control Agent, and the Loan Parties, as amended as of the Closing Date.  As used in the definition of “Loan Documents” and in Sections 5.19(a), 6.12(b), 9.10(a)(i), and 10.01(g), the term “Intercreditor Agreement” shall include the Noteholder Intercreditor Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or, subject to availability, six months thereafter (or nine or twelve months, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as selected by the Borrower in its Loan Notice; provided, that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Account Control Agreement” means an agreement among a Securities Intermediary holding a securities account for a Loan Party and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, evidencing that the Administrative Agent has “control” (as defined in the UCC) of such securities account.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 2.13 or Section 10.06, in each case unless such person has ceased to be a Lender pursuant to Section 10.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notice to the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means at any time, the sum of (a) “Excess Availability” as defined in the Revolving Credit Agreement at such time and (b) cash and Cash Equivalents of the Borrower and its Subsidiaries at such time.

“Loan” means a Term Loan or Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, the Collateral Documents, the Intercreditor Agreement and the Engagement Letter.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each Subsidiary that has executed a Collateral Document; and each individually, a “Loan Party”.

“Logistics Assets” means (i) any Terminal and its related storage tanks, pipelines, docks and wharfs and off-loading equipment and similar assets, (ii) any pipeline and related assets and (iii) any other asset that constitutes a Qualifying Asset, in each case other than any Refinery operating processing unit

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (ii) the perfection or priority of any Lien guaranteed under any of the Collateral Documents.

“Maturity Date” means March 15, 2017.

“Minimum Liquidity Threshold” means $200,000,000.

“MLP” means a limited partnership with one or more classes of securities registered under the Securities Act of 1933 or the Securities Exchange Act of 1934, (a) in which the Borrower and/or one or more of its Restricted Subsidiaries has direct or indirect ownership interest, (b) whose general partner is Controlled directly or indirectly by the Borrower and (c) that is engaged in a business that generates “qualifying income” within the meaning of Section 7704(d) of the Code.  As of the Closing Date, the Borrower does not have any Subsidiary that is a MLP.

“MLPF&S” has the meaning set forth in the definition of “Arranger”.

“MLP GP” means (i) the general partner of a MLP and (ii) any direct or indirect Subsidiary of the Borrower that Controls or otherwise owns an interest in the general partner of a MLP.

“MLP Subsidiary” means a Subsidiary of the Borrower that (a) is an MLP or an MLP GP, and (b) each Subsidiary of each of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by the Borrower or any Restricted Subsidiary, or an Extraordinary Receipt received or paid to the account of the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by any Loan Party or any Restricted Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such transaction, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to any Debt Issuance or issuance of Equity Interests by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) cash and cash equivalents received by the Borrower or any Restricted Subsidiary in connection with such issuance (including any cash received by way of deferred payment pursuant, but only as and when so received) over (ii) the reasonable and customary out-of-pocket expenses incurred by any Loan Party or any Restricted Subsidiary in connection with such issuance.

“Non-Operational Refineries” means the Bloomfield Refinery and the Yorktown Refinery.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Noteholder Intercreditor Agreement” means the Collateral Trust and Intercreditor Agreement dated as of June 12, 2009 among the Borrower, the other grantors party thereto, The Bank of New York Mellon Trust Company, N.A., as Collateral Trustee, the Administrative Agent and The Bank of New York Mellon Trust Company, N.A., as Initial Additional Authorized Representative.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, in each case including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Original Closing Date” means May 31, 2007.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Joint Venture” means any Person (other than a Restricted Subsidiary) in which the Borrower owns (including ownership through its Restricted Subsidiaries) Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person, provided that such Person is engaged only in the businesses that are permitted for the Borrower and its Subsidiaries pursuant to Section 7.07.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” is defined in Section 6.02 hereof.

“Property” means the Refineries and the real estate upon which the Refineries are located, other real estate owned by one or more Loan Parties, and the interests in real property created by easements or rights of way in favor of any Loan Party, together with all Loan Parties’ interests in the improvements thereon, the fixtures and equipment located thereon or located elsewhere and used in the Borrower’s and its Restricted Subsidiaries’ business.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Assets” means assets that generate “qualifying income” within the meaning of section 7704(d) of the Code.

“Ratings” means, as of any date of determination, the Borrower’s ratings as determined by S&P and Moody’s.

“Refinancing Indebtedness” has the meaning set forth in Section 7.03(b).

“Refineries” means, collectively, the Bloomfield Refinery, the Gallup Refinery, the El Paso Refinery and the Yorktown Refinery.  The term “Refineries” shall also include any refinery acquired by the Borrower or a Restricted Subsidiary of the Borrower after the Closing Date.  For purposes of Section 7.05(b), the term “Refinery” shall exclude Logistics Assets located on Refinery premises.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates; and “Related Party” means any one of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, on any date of determination, Lenders holding in the aggregate more than 50% of the Outstanding Amount; provided that the Commitment of, and the portion of the

Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Regulatory Capital Expenditures” means Capital Expenditures required by any Governmental Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  With respect to documents delivered pursuant to Article IV, the term “Responsible Officer” shall also include the chief administrative officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. For the avoidance of doubt, (x) a payment of principal of or interest on debt securities convertible into or exchangeable, in whole or in part, for shares of capital stock of (or other ownership or profit interests in) the Borrower or any Restricted Subsidiary, or (y) a payment made in cash in satisfaction of the Borrower’s or such Restricted Subsidiary’s obligations with respect to the conversion or exchange of any such securities shall not, in either case, constitute a Restricted Payment.  In addition, payment of dividends on Convertible Preferred Securities, and payments made in cash (in lieu of fractional shares) upon the conversion of Convertible Preferred Securities, shall not constitute Restricted Payments.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not a MLP Subsidiary.

“Revolver Administrative Agent” means Bank of America in its capacity as administrative agent for the lenders under the Revolver Loan Documents (together with any successor thereto in such capacity).

“Revolver Collateral Documents” means the “Collateral Documents” under, and as defined in, the Revolving Credit Agreement.

“Revolver Indebtedness” means Indebtedness under the Revolving Credit Agreement and all refinancings, renewals and extensions thereof that are permitted by Section 7.03(b).

“Revolver Loan Documents” means the “Loan Documents” under, and as defined in, the Revolving Credit Agreement and any documents governing refinancings, renewals and extensions of the Indebtedness under the Revolving Credit Agreement that are permitted by Section 7.03(b).

“Revolver Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Revolver Priority Liens” means the Liens of the Revolver Administrative Agent on the Revolver Priority Collateral pursuant to the Revolver Collateral Documents.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of May 31, 2007, among the Borrower, the Revolver Administrative Agent and the lenders party thereto (as amended by the First Amendment to Revolving Credit Agreement, dated as of June 30, 2008, among the Borrower, the lenders party thereto and the Revolver Administrative Agent, the Second Amendment to Revolving Credit Agreement, dated as of May 29, 2009, among the Borrower, the lenders party thereto and the Revolver Administrative Agent, the Third Amendment to Revolving Credit Agreement, dated as of November 24, 2009, among the Borrower, the lenders party thereto and the Revolver Administrative Agent, the Fourth Amendment to Revolving Credit Agreement, dated as of February 18, 2010, among the Borrower, the lenders party thereto and the Revolver Administrative Agent, and the Fifth Amendment to Revolving Credit Agreement, dated as of December 23, 2010, among the Borrower, the lenders party thereto and the Revolver Administrative Agent).

“S&P” means Standard & Poor’s Financial Services LLC, a susbidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“San Juan” means San Juan Refining Company, a New Mexico corporation.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 7.03(m) Indebtedness” means Indebtedness incurred by the Borrower and Guarantors pursuant to Section 7.03(m)(i) or Section 7.03(m)(ii).

“Section 7.03(m) Refinancing Indebtedness” has the meaning set forth in Section 7.03(m)(ii).

“Secured Notes Indenture” means the Indenture dated as of June 12, 2009 among the Borrower, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee, paying agent, registrar and transfer agent.

“Securities Intermediary” means Bank of America, N.A. and any other Person (including a bank or broker) that maintains a securities account for the Borrower in which a security interest has been created in favor of the Administrative Agent for the benefit of the Lenders to secure the Obligations, and that has entered into an Investment Account Control Agreement.

“Security Agreements” means, collectively, each Security Agreement substantially in the form of Exhibit G hereto, executed by the Borrower and each Subsidiary in favor of the Administrative Agent, for the benefit of the Lenders, as renewed, extended, amended or restated from time to time.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Structured Hydrocarbon Supply Arrangement” means a transaction or series of transactions entered into by the Borrower or a Restricted Subsidiary pursuant to which one or more third parties supplies, or agrees to supply, to the Borrower and its Restricted Subsidiaries Hydrocarbons of a type that, at the time of such supply, are used or produced in the ordinary course of business of the Borrower and its Restricted Subsidiaries, including, without limitation, such transactions that include sales by the Borrower and its Restricted Subsidiaries of similar Hydrocarbons to such third parties and later purchases (or options to purchase) by the Borrower or such Restricted Subsidiaries of similar Hydrocarbons from such third parties and/or their affiliates and such transactions that include the provision by the Borrower or its Restricted Subsidiaries to such third parties of related storage and other related services or the leasing by the Borrower and its Restricted Subsidiaries of related storage facilities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Casualty Proceeds Account” has the meaning set forth in Section 6.07(f)

“Term Loan Collateral Account” means the deposit account or other account maintained by the Administrative Agent (and subject to the first priority security interest of the Administrative Agent for the benefit of the Lenders) pursuant to Section 2.03(f) into which Net Cash Proceeds from sales of Term Priority Collateral and other amounts held by the Administrative Agent pursuant to this Agreement shall be deposited pending final application of such proceeds in accordance with the terms of this Agreement.  The Term Loan Collateral Account shall be under the sole dominion and control of the Administrative Agent.

“Term Loan Commitment” means, as to any Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment.”

“Term Loans” has the meaning specified in Section 2.01(a).

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Term Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.  After repayment of the obligations under the Revolving Credit Agreement and termination of the Liens securing same, the term “Term Priority Collateral” shall mean all Collateral.

“Terminal” means the Flagstaff Terminal, the Albuquerque Terminal, the Yorktown Terminal, the El Paso Terminal, the Bloomfield Terminal, the Gallup Terminal and all other finished product, asphalt, crude oil, and other storage terminals, tanks and lines and facilities related thereto owned or leased by the Borrower and its Restricted Subsidiaries.

“Threshold Amount” means $50,000,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code, including each such provision as it may subsequently be renumbered, as enacted in the State of New York or other applicable jurisdiction, as amended at the time in question.

“United States” and “U.S.” mean the United States of America.

“Western Refining Southwest” means Western Refining Southwest, Inc., an Arizona corporation (formerly known as Giant Industries Arizona, Inc.).

“Western Refining Terminals” means Western Refining Terminals, Inc., an Arizona corporation (formerly known as Giant Mid-Continent, Inc.).

“Western Refining Yorktown” means Western Refining Yorktown, Inc., a Delaware corporation (formerly known as Giant Yorktown, Inc.).

“Yorktown Assets” means the Yorktown Terminal, storage tanks, pipelines, docks and wharfs, off-loading equipment and similar assets located at or near the Yorktown Refinery.

“Yorktown Refinery” means the refinery located in or near Yorktown, Virginia, and the land and other real estate appurtenant thereto, owned and operated by Western Refining Yorktown.

“Yorktown Terminal” means the terminal, dock and related facilities owned and operated by Western Refining Yorktown or another Loan Party located in or near Yorktown, Virginia.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except (x) as may be required by changes in GAAP, (y) as may be required by IFRS if the Borrower is required to apply IFRS as provided in Section 1.03(b), or (z) as may be otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)  Changes in GAAP; IFRS.  If (x) at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document or (y) the Borrower is required (as advised by the Borrower’s outside auditors of national recognized standing) to apply IFRS rather than GAAP and such change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such application of IFRS, as the case may be (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or prior to the application of IFRS, as applicable) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or such application of IFRS, as applicable).

(c)  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Restricted Subsidiaries or to the determination of any amount for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND LOANS

2.01  Loans.

(a)  Each Lender severally agrees to make a term loan (each a “Term Loan” and collectively, the “Term Loans”) to the Borrower in an amount equal to such Lender’s Term Loan Commitment, which loans shall be disbursed in a single advance on the Closing Date in a principal amount equal to 99.0% of such Lender’s Term Loan Commitment; provided that for the avoidance of doubt, the principal amount of each Term Loan made hereunder shall be an amount equal to 100% of each Lender’s Term Loan Commitment.

(b)  Lenders may, but shall not be required to, agree to commit to make additional Loans if requested by the Borrower pursuant to Section 2.13.

(c)  Amounts borrowed under this Section 2.01 which are repaid or prepaid may not be reborrowed.

2.02  Borrowings, Conversions and Continuations of Term Loans.

(a)  Each Borrowing, each conversion of Loans of any Class from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $10,000,000, or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the Class of Loans being borrowed, converted or continued, (C) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (D) the principal amount of Loans to be borrowed, converted or continued, (E) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (F) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, converted to, or continued as Eurodollar Loans having an Interest Period of one month.  Any such automatic continuation of Eurodollar Loans for an additional Interest Period shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)  Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Class Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan of the applicable Class available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01, with respect to the Term Loan advances made on the Closing Date, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)  The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative

Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)  After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to Term Loans.

2.03  Prepayments.

(a)  Voluntary.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty; provided, that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $10,000,000, or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Class Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.07(b) or Section 3.05.  Each such prepayment shall be applied to the Loans of the Applicable Class of the Lenders in accordance with their respective Applicable Class Percentages.

(b)  Mandatory.  Until such time as the Outstanding Amount has been repaid in full, the Outstanding Amount shall be permanently prepaid in the amounts set forth below upon the occurrence of any of the following events:

(i)           In the event of any Debt Issuance by the Borrower or any of its Restricted Subsidiaries on or after the Closing Date, then concurrently with receipt of Net Cash Proceeds of such Debt Issuance, the Borrower shall prepay an aggregate principal amount of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to 100% of such Net Cash Proceeds; provided that to the extent that (a) to the extent any Net Cash Proceeds received in connection with a Debt Issuance permitted by Section 7.03(i) are used to make a voluntarily redemption, repurchase or prepayment of the 2014 Notes or the 2017 Notes or (b) to the extent any Net Cash Proceeds received in connection with a Debt Issuance permitted by Section 7.03(j) are used to make a voluntarily redemption, repurchase or prepayment of the Convertible Notes, in each case, such Net Cash Proceeds shall not be required to prepay the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, pursuant to this clause (i).

(ii)           If Net Cash Proceeds of Extraordinary Receipts received on or after the Closing Date by the Borrower or any of its Restricted Subsidiaries exceed during any calendar year an amount equal to $25,000,000 (the portion of such Net Cash Proceeds that exceeds $25,000,000 is herein referred to as “Excess Extraordinary

Receipts”) the Borrower shall prepay an aggregate principal amount of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to 100% of such Excess Extraordinary Receipts immediately upon receipt thereof by the Borrower or such Restricted Subsidiary; provided, however, that with respect to any proceeds of insurance or condemnation awards (or payments in lieu thereof), for so long as no Event of Default shall have occurred and be continuing, the Borrower or a Restricted Subsidiary may reinvest such Extraordinary Receipts in assets used in the businesses of the Borrower or its Restricted Subsidiaries, and in such case any such Extraordinary Receipts that have not been reinvested within one year from the receipt thereof by the Borrower or such Restricted Subsidiary shall be immediately applied to the prepayment of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans.

(iii)           If Net Cash Proceeds received on or after the Closing Date by the Borrower or any of its Restricted Subsidiaries from one or more Dispositions (other than Dispositions to the Borrower or to a Restricted Subsidiary permitted by Section 7.05(a)(v) or 7.05(a)(vi)) or Dispositions permitted by Section 7.05(a)(iv) of property other than Revolver Priority Collateral exceed during any calendar year, an aggregate amount equal to $30,000,000 (the portion of such Net Cash Proceeds that exceeds $30,000,000 is herein referred to as “Excess Disposition Net Cash Proceeds”) the Borrower shall prepay an aggregate amount of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to 100% of such Excess Disposition Net Cash Proceeds immediately upon receipt thereof by the Borrower or a Restricted Subsidiary, provided, however, (x) for so long as no Event of Default shall have occurred and be continuing, the Borrower or a Subsidiary may reinvest such Excess Disposition Net Cash Proceeds in assets used in the business of the Borrower or its Subsidiaries, and in such case any Excess Disposition Net Cash Proceeds that have not been reinvested within one year from the receipt thereof by the Borrower or such Subsidiary shall, upon the expiration of such one-year period, be immediately applied, as otherwise provided in this Section 2.03(b)(iii), to the prepayment of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, or if clause (y) is applicable thereto, as provided in clause (y); and (y) Excess Disposition Net Cash Proceeds received from one or more Dispositions permitted by Section 7.05(a)(ix) or 7.05(a)(x) may be either (1) reinvested as provided in clause (x) above or (2)(A) used by the Borrower to make an optional prepayment of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, at par in an amount equal to the Lenders’ Applicable Percentage (calculated without regard for any Outstanding Amount of any Class of Loans not entitled to share in such application) of such Excess Disposition Net Cash Proceeds or (B) used by the Borrower to make a voluntary redemption of the 2014 Notes or, if the 2014 Notes are no longer outstanding, to make an offer to the Lenders to prepay the Term Facility pursuant to Section 2.03(c) and, to the extent such offer is declined, the Borrower may retain such declined amounts.

(iv)           In the event that there shall be Consolidated Excess Cash Flow for any fiscal year (commencing with fiscal year ending December 31, 2011), the Borrower shall, no later than ninety days after the end of such fiscal year, prepay the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow less 100% of voluntary prepayments made during that fiscal year pursuant to Section 2.03(a); provided, however, that (A) in the event that the Consolidated Leverage Ratio is less than 3.00 to 1.00 but greater than or equal to 2.00:1.00 as evidenced by a Compliance Certificate provided pursuant to Section 6.02(b) as of the end of such fiscal year, the Borrower shall prepay the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, in an aggregate amount equal to 25% of such Consolidated Excess Cash Flow less 100% of voluntary prepayments made during that fiscal year pursuant to Section 2.03(a) and (B) in the event that the Consolidated Leverage Ratio is less than 2.00 to 1.00, as evidenced by a Compliance Certificate provided pursuant to Section 6.02(b) as of the end of such fiscal year or upon the written consent of the Required Lenders, no such prepayment shall be required.  Notwithstanding anything to the contrary contained within this subsection (iv), the Borrower shall not be required to make any payment under this subsection (iv) to the extent that such prepayment would cause Liquidity to fall below the Minimum Liquidity Threshold.

(c)  With respect to any offer to prepay Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, to be made pursuant to clause (y)(2) of the proviso to Section 2.03(b)(iii) above, the Borrower shall notify the Administrative Agent by 12 Noon (New York City time) on or before the third Business Day after the Borrower is in receipt of the applicable Excess Disposition Net Cash Proceeds as to which it proposes to make such offer of the receipt of such Excess Disposition Net Cash Proceeds and its offer to prepay the Term Loans (subject to Section 2.07(b)) on the fourth Business Day following receipt of such notice by the Administrative Agent.  The Administrative Agent shall then notify each of the applicable Lenders of such offer.  Each Lender, at its option, may elect not to accept such prepayment.  Any Lender declining such prepayment shall give written notice to the Administrative Agent by 12 Noon (New York City time) on the third Business Day immediately following the date the Lenders receive notice of such prepayment.  If a Lender fails to give notice by 12 Noon as set forth in the immediately preceding sentence, such Lender shall be deemed to have accepted the offer.  Any amounts that would otherwise have been applied to prepay such declining Lender shall be retained by the Borrower.

(d)  Each prepayment of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, required to be made pursuant to subsection (b) of this Section 2.03 shall be applied ratably to all outstanding Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, and the principal repayment installments thereof in reverse order of maturity.  Within the foregoing parameters, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans.

(e)  If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.03 at any time that is other than the end of the current Interest Periods, and provided that no Default shall then exist, the Borrower shall have the right, in lieu of making such prepayment in full prior to the end of an Interest Period, to instruct the Administrative Agent to hold such amount on deposit in the Term Loan Collateral Account and to apply such amount to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto.

(f)  The Term Loan Collateral Account shall be held by the Administrative Agent for the benefit of the Lenders.  The Borrower hereby grants to the Administrative Agent, for the benefit of the

Lenders, a first priority Lien in the Term Loan Collateral Account, to secure the Obligations, and shall execute such security agreements or control agreements as the Administrative Agent may request in order to perfect such first priority Lien in the Term Loan Collateral Account.  The Administrative Agent may invest funds in the Term Loan Collateral Account in interest-bearing deposit accounts of the Administrative Agent (and such account shall pay interest as paid on other similar accounts held by the Administrative Agent) or in Cash Equivalents.  Provided that no Default exists, the Borrower may direct the investment of funds in the Term Loan Collateral Account in such deposit accounts or Cash Equivalents.  Any interest earned on such deposit accounts or Cash Equivalents will be for the account of the Borrower, and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.  The Term Loan Collateral Account shall be under the sole dominion and control of the Administrative Agent.

2.04  Intentionally Omitted.

2.05  Repayment of Loans.  The Borrower agrees to repay to the Lenders in quarterly installments of principal, each of which shall be equal to 0.25% of the initial aggregate principal amount of the Term Loans.  The first such payment shall be made on June 30, 2011 and each subsequent payment shall be made thereafter on the last Business Day of each March, June, September and December, with a final payment due in respect of any Class of Loans on the Maturity Date (in the case of Term Loans) or the maturity date in respect thereof (in the case of Incremental Term Loans) in an amount equal to the Class Outstanding Amount as of such date.  Each time that additional Loans are made pursuant to increases in Commitments pursuant to Section 2.13, the amount of the remaining installments of principal shall be adjusted so that each such remaining installment is in an amount equal to 0.25% of the principal amount of all Loans outstanding on the date that such additional Loans are made (including the amount of the additional Loans made on such date).

2.06  Interest and Principal Payments.

(a)  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)  (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)        If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)       Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07  Fees.  (a) The Borrower agrees to pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)      If the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, the Incremental Term Loans, are prepaid in whole or in part pursuant to Section 2.03(a) or any offer to prepay Loans pursuant to Section 2.03(b)(iii)(y)(2)(B) is made, and if any such prepayment is made (x) on or before the date that is one year after the Closing Date, the Borrower shall pay a prepayment premium equal to 2.00% of the aggregate principal amount of each such prepayment or (y) following the date that is one year after the Closing Date but on or before the date that is two years after the Closing Date, the Borrower shall pay a prepayment premium equal to 1.00% of the aggregate principal amount each such prepayment.

2.08  Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09  Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class, amount and maturity of its Loans and payments with respect thereto.

2.10  Payments Generally; Administrative Agent’s Clawback.

(a)  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative

Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage or Applicable Class Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Borrower and the applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the other Loans included in such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative

Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)  Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided, that:

(i)  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12  Security.  All Obligations of the Borrower and the Guarantors shall be secured in accordance with the Collateral Documents.

2.13  Increase in Term Loans.

(a)            Request for Increase.  Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may at any time and from time to time, request an increase in Loans (which increase may take the form of new term loan commitments

(“Incremental Term Commitments”) and loans (“Incremental Term Loans”)) under an Incremental Term Facility in an aggregate amount not exceeding the Available Incremental Amount; provided that any such request for an increase shall be in a minimum amount of $50,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders by the Administrative Agent).  With respect to any Incremental Term Facility, the Borrower, the Administrative Agent and the Incremental Term Lenders party thereto shall enter into a supplement to this Agreement (an “Incremental Term Supplement”) and such Incremental Term Supplement shall set forth the terms and conditions relating to any Incremental Term Facility, which, to the extent that they are in the aggregate materially more adverse to the Borrower and its Restricted Subsidiaries than the terms and conditions relating to the Term Facility, shall be reasonably acceptable to the Administrative Agent (except to the extent that they are consistent with clause (e) below).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment, and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Borrower is entitled to elect, in its discretion, Incremental Term Lenders from among the existing Lenders and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of (i) such proposed Incremental Term Lender and (ii) the Administrative Agent (which consent shall not be unreasonably withheld).  Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(d)           Effective Date and Allocations.  If the Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders, including the proposed new lenders, as applicable, of the final allocation of such increase and the Increase Effective Date.  Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (1) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party certifying that, before and after giving effect to such increase in Term Loans or Incremental Term Facility, (A) the representations and warranties contained in Article V and this Agreement are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01, and (B) no Default or Event of Default shall have occurred and be continuing at such time or would result from the increase in Term Loans or Incremental Term Facility on such Increase Effective Date, (2) all fees and expenses of the Administrative Agent and the Lenders in connection with such increase in Term Loans or Incremental Term Facility shall have been paid on or prior to the Increase Effective Date to the extent provided in the applicable Incremental Term Supplement, (3) on such Increase Effective Date, on a pro forma basis after giving effect to any such increase in Term Loans or Incremental Term Facility, the Borrower’s Consolidated Leverage Ratio shall be less than 3.00:1.00, recomputed as of the last day of  the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01, (4) with respect to each Incremental Term Facility, such Incremental Term Facility shall (i) not have a final maturity date earlier than the Maturity Date applicable to the Term Facility or a weighted average life to maturity shorter than the weighted average life to maturity of the Term Facility and (ii) be secured by either a pari passu or junior lien on the Term Priority Collateral, (5) the Applicable Rate for the Incremental Term Loans shall be determined by the Borrower and the lenders thereof; provided, that (A) in the event that the applicable margin for the Incremental Term Loans under such Incremental Term Facility exceeds the applicable margin for the Term  Loans by more than 50 basis points, then the Applicable Rate for the Term Loans shall be adjusted so that the applicable margin for the Incremental Term Loans under such Incremental Term Facility does not exceed the applicable margin for the Term Loans by more than 50 basis points; provided, further, that the determination of the applicable margin for the Term Loans and Incremental Term Loans under the Incremental Term Facility shall include the following items: (x) interest rate margins and (y) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable to the Lenders in the primary syndication thereof (with OID being equated to interest based on an assumed four-year life to maturity) and shall exclude customary arrangement or commitment fees payable to the arrangers (or their affiliates) of such loans and (B) in the event that the Eurodollar Rate floor and/or Base Rate floor applicable to the Incremental Term Facility is greater than the Eurodollar Rate floor or Base Rate floor, respectively, applicable to the Term Loans, the Eurodollar Rate floor and/or Base Rate floor applicable to the Term Loans shall be adjusted to match such Eurodollar Rate floor or Base Rate floor applicable to the Incremental Term Loans, and (6) subject to clause (4)(i), the amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof.

(f)           On each Increase Effective Date, each applicable Lender or other bank, financial institution or other institutional lender or investor that is providing an Incremental Term Commitment shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Lender’s or Person’s Incremental Term Commitment pursuant to the procedures set forth in Section 2.02.  Any Incremental Term Loan shall be a “Loan” for all purposes of this Agreement and the other Loan Documents.

(g)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.11 to the contrary.

2.14  Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any

Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective percentages of the initial applicable Commitment, whereupon that Lender will cease to be a Defaulting Lender; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Status of Lenders.  (i)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)   Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)           duly completed copies of Internal Revenue Service Form W-8ECI,

(C)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower, agrees, upon demand from such Lender (with a copy to the Administrative Agent), to prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03  Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04  Increased Costs; Reserves on Eurodollar Rate Loans.

(a)  Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower agrees to pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender  or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower agrees to pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender  pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)  Reserves on Eurodollar Rate Loans.  The Borrower agrees to pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05  Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower agrees to promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower agrees to also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07  Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.01  Conditions of Lending.  The effectiveness of this Agreement, and the obligation of each Lender to fund its Term Loans, are subject to satisfaction of the following conditions precedent:

(a)  The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, and in the case of documents delivered by the Borrower, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)  executed counterparts of this Agreement;

(ii)  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)  a confirmation from each Guarantor that the Guaranty continues to guarantee, and from the Borrower and each Guarantor that the security interests granted pursuant to the Collateral Documents continue to secure, the Obligations after giving effect to the amendment and restatement of the Existing Credit Agreement on the Closing Date;

(iv)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is party;

(v)  (A) copies of the certificate of incorporation (or equivalent document) and all amendments thereto for each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of such Loan Party’s organization, (B) copies of each Loan Party’s bylaws and/or other constitutional documents together with all amendments thereto and (C) a good standing certificate (or equivalent document) for each Loan party from such Loan Party’s jurisdiction of organization dated a recent date on or prior to the date of this Agreement;

(vi)  an opinion of Davis Polk & Wardwell LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering the matters set forth in Exhibit E attached hereto, and such local counsel opinions relating to the Loan Parties as the Administrative Agent may reasonably request;

(vii)  five-year financial projections for the Borrower and its Subsidiaries, including balance sheet and statements of income and cash flow;

(viii)  a certificate of a Responsible Officer of the Borrower as to the matters set forth below in this clause (viii) (provided that the certificate delivered with respect to the matters set forth in clauses (A), (B) and (C) below shall be executed by the chief financial officer of the Borrower):

(A) certifying as to the Solvency of the Borrower and its Subsidiaries taken as a whole before and after giving effect to the incurrence of Indebtedness hereunder on the Closing Date;

(B) certifying that the representations and warranties of the Borrower and the other Loan Parties contained in Article V (other than the representations and warranties set forth in Section 5.05(b) and 5.05(c)) or in any other Loan Document are true and correct in all material respects as of the Closing Date, both before and after giving effect to the incurrence of Indebtedness hereunder on the Closing Date, except to the extent that any such representation or warranty is expressly stated to be made as of an earlier date;

(C) certifying that on the Closing Date, both before and after giving effect to the incurrence of Indebtedness hereunder on the Closing Date, no Default or Event of Default shall have occurred and be continuing; and

(D) certifying as to the accuracy of the matter set forth in subsection (c) of this Section 4.01;

(b)  the Administrative  Agent’s receipt of the following:

(i) certificates of insurance evidencing that insurance complying with the requirements of this Agreement is in effect;

(ii) a Loan Notice in accordance with the requirements hereof; and

(iii) the Term Facility shall have received a facility rating as determined by S&P and Moody’s as of the Closing Date.

(c)  no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits or makes unlawful the incurrence of Indebtedness contemplated by this Agreement;

(d)  there shall be no actions, suits or proceedings pending or threatened against the Borrower or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, other than those that have not had and would not reasonably be expected to have a Material Adverse Effect, and there shall be no outstanding judgments, decrees, injunctions, awards or orders of any Governmental Authority against the Borrower or any of its Subsidiaries, other than those that have not had and would not reasonably be expected to have a Material Adverse Effect;

(e)  the representations and warranties of the Borrower and each other Loan Party set forth in Article V (other than the representations and warranties set forth in Section 5.05(b) and 5.05(c)) shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is expressly stated to be made as of an earlier date, before and after giving effect to the making of the Term Loans on the Closing Date;

(f)  no Default or Event of Default shall exist or would result from the making of the Term Loans on the Closing Date, or from the application of the proceeds thereof;

(g)  the Administrative Agent shall be reasonably satisfied that all Indebtedness under the Existing Term Loan Credit Agreement shall be repaid on the Closing Date;

(h)  unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); and

(i)        any fees required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that both before and after giving effect to the making of the Term Loans on the Closing Date:

5.01  Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person, or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each Restricted Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other

Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04  Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05  Financial Statements; No Material Adverse Effect.

(a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Borrower and its Subsidiaries, as applicable, as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)  The following representation and warranty shall be deemed made by the Borrower at the time it delivers financial statements pursuant to Section 6.01(b):  the most recently delivered unaudited consolidated balance sheet of the Borrower and its Subsidiaries pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarters ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)  The consolidated balance sheet of the MLP and its Subsidiaries most recently delivered pursuant to Sections 6.01(a)(ii) and 6.01(b)(ii), and the related consolidated statements of income or operations and cash flows for the applicable period ended on the date thereof and for the portion of the MLP’s fiscal year then ended, as applicable, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the MLP and its Subsidiaries, as of the date thereof and their results of operations for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(d)  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues except as disclosed on Schedule 5.06, (a) that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07  No Default.  No Default exists or would be reasonably expected to result from the incurring of any Obligations by the Borrower or from the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral.  Neither of the Borrower nor any of its

Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08  Ownership of Property; Liens.  The Borrower and each Restricted Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09  Environmental Compliance.  The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10  Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11  Taxes.  The Borrower and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Restricted Subsidiary thereof is party to any tax sharing agreement.

5.12  ERISA Compliance.

(a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  For the purposes of this Section 5.12, the term “Plan” shall not include Multiemployer Plans.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)  There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any applicable Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the knowledge of the Borrower and any ERISA Affiliate, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13  Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and the Revolver Collateral Documents.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14  Margin Regulations; Investment Company Act.

(a)  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15  Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16  Compliance with Laws.  The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17  Intellectual Property; Licenses, etc.  The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18  Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19  Collateral Documents.

(a)  The provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (i) first priority security interest in all right, title and interest of the Loan Parties in the Term Priority Collateral described therein, and (ii) second priority security interest (subject only to the Revolver Priority Liens) in all right, title and interest of the Loan Parties in the Revolver Priority Collateral described therein, in each case, subject to the terms and provisions of the Intercreditor Agreement.  Financing statements have been filed in the offices in all of the jurisdictions listed in the schedules to each Security Agreement executed by a Loan Party.

(b)  All representations and warranties of the Loan Parties contained in the Collateral Documents are true and correct in all material respects.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each Restricted Subsidiary to:

6.01  Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of (x) in the case of clause (i), the Borrower or (y) in the case of clause (ii), such MLPs: (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) a consolidated balance sheet of each MLP and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form, to the extent that such MLP then existed, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP; and

(b)  as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of (x) in the case of clause (i), the Borrower or (y) in the case of clause (ii), such MLP: (i), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and the related consolidated statements of income or operations and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year for such statement of income or operations and the corresponding portion of the previous fiscal year in the case of such statements of income or operations and cash flows, and the balance sheet as of the end of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a consolidated balance sheet of each MLP and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statement of income or operations for such fiscal quarter and the related consolidated statements of income or operations and cash flows for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form, to the extent that such MLP then existed, the figures for the corresponding fiscal quarter of the previous fiscal year for such statement of income or operations, the corresponding portion of the previous fiscal year for such statements of income or operations and cash flows and the balance sheet as at the end of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of each MLP and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02  Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b)  concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or audit committee of the board of directors (or comparable board or committee) of any Loan Party by independent accountants in connection with the accounts or books of such Loan Party, or any audit of any of them;

(d)  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members of the Borrower or public investors in any MLP, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any MLP may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)  promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)  concurrently with any notice provided to the Revolving Administrative Agent or the lenders under the Revolving Credit Agreement, of the occurrence of a Default as therein defined;

(h)  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provide a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  In the event that the Borrower furnishes to the Administrative Agent written notices or other documentation pursuant to this Section 6.02, the Administrative Agent shall promptly furnish a copy thereof to each Lender pursuant to the procedures for notices and communications set forth in Section 10.02.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03  Notices.  Promptly notify the Administrative Agent and each Lender of:

(a)  the occurrence of any Default;

(b)  any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)  the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii);

(d)  the occurrence of any ERISA Event; and

(e)  any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04  Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05  Preservation of Existence, etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06  Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07  Maintenance of Insurance.

(a)  At all times, at its expense, cause to be carried and maintained with reputable insurers, insurance (including property insurance, liability insurance, business interruption insurance, and workers’ compensation insurance) of the kinds and in the amounts and with deductibles as are customarily maintained by prudent companies in similar circumstances, carrying on similar businesses or having comparable properties and reasonably acceptable to the Required Lenders.

(b)  All insurance required to be maintained by the Borrower shall comply with the following general requirements: (i) all insurance shall be written by insurance companies that are rated in A.M. Best’s Key Insurance Rating Guide or any successor thereto (or if there be none, an organization having a similar national reputation) with a general policyholder rating of “A-” or better and a financial rating of at least “VIII” or otherwise reasonably acceptable to the Required Lenders; (ii) liability insurance, business interruption insurance and property insurance in respect of the Collateral (other than workers’ compensation and employer’s liability insurance, and other than insurance covering costs of compliance with the Agreed Order issued in 2000 by the Texas Commission on Environmental Quality with respect to the El Paso refinery (the “Agreed Order Coverage”)) shall name the Administrative Agent (or, if required by the Intercreditor Agreement, the Control Agent) and the Lenders as additional insureds and/or as mortgagee/loss payees, as their respective interests may appear; (iii) with the exception of the Agreed Order Coverage, each policy shall provide that (A) it will not be cancelled except after not less than 30 days’ (but 10 days if for non-payment of premium) prior written notice to the Administrative Agent; (B) the interests of the Administrative Agent and the Lenders shall not be invalidated or otherwise compromised by any act or negligence of, or breach of representation or warranty by the Borrower or any Person having an interest in the Property and (C) such insurance is primary with respect to any other insurance carried by or available to the Administrative Agent and/or any Lender; and (iv) with the exception of the Agreed Order Coverage, insurers shall waive their rights of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against the Administrative Agent, the Control Agent and the Lenders and further the insurers shall waive any right to claim any premiums or commission against the Administrative Agent, the Control Agent or any Lender.

(c)  The Borrower will notify the Administrative Agent and the Lenders at least 10 days prior to any policy cancellation, reduction in policy limits, modification or amendment or other material change which would result in non-compliance with the requirements of this Section 6.07.

(d)  No provision of this Section 6.07 shall impose on the Administrative Agent, the Control Agent or Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower or other Loan Parties, nor shall the Administrative Agent, the Control Agent or the Lenders be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.  Any failure on the part of the Administrative Agent, the Control Agent or the Lenders to pursue or obtain the evidence of insurance required by this Section 6.07 from the Borrower or other Loan Parties and/or failure of the Administrative Agent or the Lenders to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Section 6.07.

(e)  Prior to the expiration dates of expiring policies, the Borrower shall deliver to the Administrative Agent evidence of insurance issued by the insurer(s) or their authorized representatives evidencing insurance required to be maintained by the Borrower pursuant to this Section 6.07, together with a certificate or other statement signed by an officer of the Borrower, certifying on behalf of the Borrower that the Borrower maintains insurance as required by this Section 6.07.

(f)  During the existence and continuation of an Event of Default, all insurance proceeds or condemnation proceeds received by the Borrower, any Restricted Subsidiary, the Administrative Agent or the Control Agent in respect of Term Loan Priority Collateral shall, if so directed by the Administrative Agent or the Required Lenders (i) be applied to repay the Obligations in the order set forth in Section 8.03 (solely following any exercise of the Administrative Agent’s remedies under Section 8.02), or (ii) held in a separate account held by the Administrative Agent for the benefit of the Lenders (the “Term Loan Casualty Proceeds Account”) or (iii) deposited into the Term Loan Collateral Account.  The Borrower hereby grants to the Administrative Agent for the benefit of the Lenders, a Lien in the Term Loan Casualty Proceeds Account to secure the Obligations, and shall execute such security agreements or control agreements as the Administrative Agent may request in order to perfect such first priority Lien in the Term Loan Casualty Proceeds Account.  The Administrative Agent may invest funds in the Term Loan Casualty Proceeds Account in a deposit account at Bank of America, N.A. (or such other institution as shall then be acting as Administrative Agent) as depository bank or, at the option of the Administrative Agent, in Cash Equivalents.

(g)  The Borrower, for itself and on behalf of each of its Restricted Subsidiaries, hereby irrevocably makes, constitutes and appoints the Administrative Agent, during the existence and continuation of an Event of Default, as the Borrower’s and each Restricted Subsidiary’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under policies of “all risk” insurance with respect to the Term Loan Priority Collateral, and for endorsing the name of the Borrower and its Restricted Subsidiaries on any check or other item of payment for the proceeds of such insurance.

6.08  Compliance with Laws and Contractual Obligations.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and all Contractual Obligations, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09  Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10  Inspection Rights; Field Audits.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; and

6.11  Use of Proceeds.  Use the proceeds of (a) the Term Loans to refinance the Existing Term Loan Credit Agreement and pay the costs and expenses related thereto and, to the extent the aggregate amount of such proceeds exceeds the amount required to effect such refinancing and the payment of such costs and expenses, for general corporate purposes, and (b) Incremental Term Loans made pursuant to Section 2.13, for general corporate purposes of the Borrower and its Subsidiaries.

6.12  Guarantors; Additional Security Agreements.

(a)  Notify the Administrative Agent at the time that any Person becomes a Restricted Subsidiary, and promptly thereafter (and in any event within 30 days), cause each such Restricted Subsidiary that is organized under the laws of any state in the United States of America that (i) has total assets with a book value of $5,000,000 or more or (ii) executes a guaranty agreement with respect to the Borrower’s obligations under any Indebtedness for borrowed money, to (x) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent such documents of the types referred to in Section 4.01(a)(iv) and Section 4.01(a)(v) and such opinions of counsel (including opinions as to the legality, validity, binding effect and enforceability of such documentation) as the Administrative Agent  requires, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)  Cause each Person that becomes a Restricted Subsidiary after the date of this Agreement to (i) execute and deliver to the Administrative Agent a Security Agreement, deeds of trust or mortgages covering any real property on which a Lien is required pursuant to this Section 6.12, a joinder agreement to the Intercreditor Agreement and such financing statements and other documents and instruments related thereto as the Administrative Agent or the Required Lenders may require, and (ii) deliver to the Administrative Agent such documents of the types referred to in Section 4.01(a)(iv) and Section 4.01(a)(v) and  such opinions of counsel (including opinions as to the legality, validity, binding effect and enforceability of such documentation) as the Administrative Agent requires, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)  The Borrower will cause the Refineries, and all of the Borrower’s and its Restricted Subsidiaries’ other material real property and personal property (other than motor vehicles), including, for the avoidance of doubt, Liens over any general and limited partnership interests held by any Loan Party in any MLP Subsidiary, to be subject at all times to perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of Collateral Documents as the Administrative Agent shall reasonably request, subject in any case to Liens permitted under Section 7.01 and rights of lenders and agents under the Revolver Collateral Documents as provided in the Intercreditor Agreement;  provided, however, that for so long as no Default has occurred and is existing, the Borrower and its Restricted Subsidiaries shall not be required to grant Liens on (or perfect Liens on fixtures located at) real property consisting of Terminals, convenience stores, retail sale locations or card locks, or on aircraft owned by the Borrower or its Restricted Subsidiaries and used for company business. In the case of Collateral of the type described in the definition of Term Priority Collateral, such Liens shall be first priority Liens, and in the case of Collateral of the type described in the definition of Revolver Priority Collateral, such Liens shall be second in priority to the Liens of the lenders and agents under the Revolver Collateral Documents as provided in the Intercreditor Agreement.

With respect to real property other than real property used for operation of the Refineries, the Borrower may propose that real property be deemed not material for purposes of this Section 6.12, and such proposal shall be subject to the disapproval of Administrative Agent or the Required Lenders.

(d)  In furtherance of the foregoing provisions of this Section 6.12, in connection with property that becomes property owned by the Borrower or any Restricted Subsidiary after the Closing Date, if a Lien on such property is required by Section 6.12(c), the Borrower shall deliver and shall cause each of its Restricted Subsidiaries to deliver such  documentation as the Administrative Agent may deem necessary or desirable in connection with the creation of such Lien, including mortgages, deeds of trust, security agreements, UCC-1 financing statements, and real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of the grantor of liens, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(e)  Intentionally Omitted.

(f)  Notwithstanding anything to the contrary in this Agreement, (i) as long as Navajo Convenient Stores Co., LLC has total assets with a book value of less than $5,000,000 and has not guaranteed any Indebtedness, Navajo Convenient Stores Co., LLC shall not be required to execute any Collateral Documents; and (ii) with respect to each Contango Subsidiary that is a borrower under a Contango Credit Facility, (x) as long as such Contango Subsidiary has not guaranteed any Indebtedness or other obligation of any other Person (except a Contango Credit Facility), such Contango Subsidiary shall not be required to become a Guarantor, and (y) so long as such Contango Subsidiary has not granted Liens on any of its assets other than Liens to secure obligations under such Contango Credit Facility as permitted by Section 7.01(p), such Contango Subsidiary shall not be required to grant a Lien on its assets to secure the Obligations or enter into any Collateral Documents.

(g)  In the case of assets or properties other than the Refineries, this Agreement and the other Loan Documents shall not require the creation or perfection of Liens in particular properties or assets if and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such Liens in such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the creation and perfection of Liens in particular assets or property where it determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

6.13  Intentionally Omitted.

6.14  Further Assurances and Post-Closing Covenant.  (a)  Promptly upon request by the Administrative Agent or the Required Lenders, the Borrower shall (and shall cause any of its Restricted Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents as any of the properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

(b)           Upon the request of the Administrative Agent, provide the Administrative Agent with (i) amendments to the existing mortgages and deeds of trust (and the parties hereto hereby approve such amendments) and (ii) mortgage modification endorsements to each existing title insurance policy, in each case, within sixty (60) days (or such longer period as the Administrative Agent may agree in its sole discretion) following the Closing Date.

6.15  Maintenance of Ratings.  In the case of the Borrower, at all times use commercially reasonable efforts to maintain public ratings issued by Moody’s and S&P with respect to the Term Facility made hereunder.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)  Liens pursuant to any Loan Document;

(b)  Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety or appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)  Liens securing Indebtedness permitted under Section 7.03(f); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)  Subject to the provisions of the Deposit Account Control Agreements, Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower, (ii) the Borrower (or applicable Restricted Subsidiary) maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Borrower, any Guarantor or any Restricted Subsidiary to provide cash collateral to the depository institution;

(k)  Intentionally Omitted;

(l)  Liens on cash and cash equivalents not to exceed at any time $25,000,000 in the aggregate, securing obligations of the Borrower or its Subsidiaries pursuant to Swap Contracts for commodity swap transactions;

(m)  Liens securing obligations under the Revolver Loan Documents or securing Refinancing Indebtedness permitted by Section 7.03(b), covering Collateral that is also subject to Liens in favor of the Administrative Agent, provided that such Liens are subject to the Intercreditor Agreement;

(n)  the interests of E.I. DuPont de Nemours and Company (“DuPont”) under the Ground Lease between DuPont (executed by DuPont on June 29, 2005) and Western Refining Company, L.P. (executed by Western Refining Company, L.P. on June 27, 2005);

(o)  Liens on Collateral securing Section 7.03(m) Indebtedness or Section 7.03(m) Refinancing Indebtedness; provided that (x) the Administrative Agent and the holders of such

Indebtedness (directly or through an agent, trustee or other representative on their behalf) have agreed to and are bound by the Noteholder Intercreditor Agreement, and (y) the holders of such Indebtedness directly or through an agent, trustee or other representative for such holders) have agreed to and are bound by the terms of the Intercreditor Agreement as so amended;

(p)  Liens on Inventory, accounts receivable and related personal property intangible assets of the Contango Subsidiary and Liens on the Equity Interests in the Contango Subsidiary securing Indebtedness permitted by Section 7.03(n);

(q)  “protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, including liens granted by the Borrower or a Restricted Subsidiary to the counterparty in a Structured Hydrocarbon Supply Arrangement, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are subject of such transaction;

(r)  precautionary UCC financing statements made in respect of (i) consignments or (ii) operating leases;

(s)  Liens on metals and the right to receive metals arising out of a sale-leaseback of a catalyst necessary or useful for the operation of refinery assets of the Borrower and its Restricted Subsidiaries, securing obligations of the Borrower or a Restricted Subsidiary in respect of such sale-leaseback transaction, provided that (i) such Liens do not encumber any assets other than the catalyst and the related metals and proceeds of the foregoing, (ii) to the extent that the obligations secured by such Liens constitute Indebtedness, such Indebtedness shall be permitted under Section 7.03(f) or Section 7.03(l) and (iii) the foreclosure on such Liens cannot be reasonably expected to have a Material Adverse Effect on the underlying operations of the Borrower or a Restricted Subsidiary, as applicable;

(t)  Liens securing Indebtedness permitted under Section 7.03(o); provided that such Liens cover only (w) unearned premiums or dividends, (x) loss payments which reduce the unearned premiums, subject however, in the case of Term Priority Collateral to the interests of the Administrative Agent as mortgagee or loss payee and (y) any interest in any state guarantee fund relating to any financed policy;

(u)  Liens securing Indebtedness permitted under Section 7.03(r); provided that such Liens shall not be extended to additional types of assets or assets of additional obligors beyond the types of assets and obligors that had provided such Liens prior to the obligor of such Indebtedness becoming a Restricted Subsidiary; and

(v)  any Liens (other than Liens on the Term Priority Collateral), not otherwise described in Subsections 7.01(a) through 7.01(u) above securing Indebtedness or other payment obligations, provided that the Indebtedness and other obligations secured by such Liens shall not any time exceed $25,000,000 in the aggregate at any time outstanding.

7.02  Investments.  Make or hold any Investments, except:

(a)  Investments held by the Borrower or such Restricted Subsidiary in the form of Cash Equivalents;

(b)  advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding for travel,

entertainment, relocation and analogous ordinary business purposes, in accordance with any applicable Laws;

(c)  Investments (i) in a wholly-owned Restricted Subsidiary that is a Guarantor, (ii) in a Person that becomes  a wholly-owned Restricted Subsidiary and a Guarantor upon the making of such Investment or (iii) a Person that the Borrower intends to cause to become a wholly-owned Restricted Subsidiary and in whom, upon the making of such Investment, the Borrower will hold, directly or indirectly, sufficient Equity Interests to cause such Person to become a wholly-owned Restricted Subsidiary, provided that upon such Person becoming a wholly-owned Restricted Subsidiary, such Person becomes a Guarantor;

(d)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)  Guarantees permitted by Section 7.03;

(f)  Investments in non-wholly-owned Restricted Subsidiaries and in Permitted Joint Ventures, provided that (i) no Default exists at the time of or as a result of such Investment, (ii) the dollar amount of such Investments made during any fiscal year shall not exceed $20,000,000 (and any portion of such permitted amount that is not expended for Investments pursuant to this paragraph in the fiscal year for which it is permitted, may be carried over for expenditure as an Investment pursuant to this paragraph in the next following fiscal year or successive fiscal years) and (iii) the aggregate dollar amount of all Investments made pursuant to this paragraph during the term of this Agreement may not exceed $80,000,000;

(g)  Intentionally Omitted;

(h)  extensions of credit described in Schedule 7.02 through and including the maturity date thereof, but not any increases or renewals;

(i)    Investments of the type described in clause (c) of the definition of “Investment”, provided that no Default exists at the time of or as a result of such Investment;

(j)    subject to Sections 7.19 and 7.05(a)(x), Investments in MLP Subsidiaries;

(k)   Investments in Contango Subsidiaries in an aggregate amount outstanding at any time for all such Investments not to exceed $25,000,000;

(l)    Investments to the extent that the consideration for such Investments consists of Equity Interests of the Borrower; and

(m)  other Investments not exceeding $25,000,000 in the aggregate during the term of this Agreement.

7.03  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness of the Loan Parties under the Loan Documents;

(b)  Indebtedness of the Borrower under the Revolver Loan Documents, any replacement revolving credit facility, and any refinancings, renewals or extensions of all or any part of the foregoing, provided that (i) the material terms (other than pricing and yield) of such refinancing, renewing, or extending Indebtedness or replacement revolving credit facility (“Refinancing Indebtedness”) or of any agreement entered into or of any instrument issued in connection therewith are not less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, renewed, extended or replaced (“Refinanced Indebtedness”); (ii) if such Refinancing Indebtedness does not contain terms pursuant to which availability thereunder is based on a borrowing base, the aggregate amount of Indebtedness available under such Refinancing Indebtedness shall not exceed $1,000,000,000; (iii) if such Refinancing Indebtedness is secured, no collateral secures the Refinancing Indebtedness other than collateral that secures the Refinanced Indebtedness; (iv) such Refinancing Indebtedness (and, if applicable the Liens securing same) do not contravene the provisions of the Intercreditor Agreement; and (v) if such Refinancing Indebtedness is secured, the holders of such Refinancing Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the Intercreditor Agreement or enter into a replacement intercreditor agreement containing terms that are substantially similar to those of the Intercreditor Agreement, as may be acceptable to the Administrative Agent;

(c)  Intentionally Omitted;

(d)  Guarantees of the Borrower or any Guarantor in respect of other Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(e)  obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under (i) any Swap Contract entered into in the ordinary course of business of the Borrower and its Restricted Subsidiaries consisting of transactions for the purchase, sale or exchange of Hydrocarbons of the types used or produced in the ordinary course of operations of the Borrower and its Restricted Subsidiaries, and (ii) any other Swap Contract; provided that, in the case of this clause (ii), such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower and its Restricted Subsidiaries, or changes in the value of securities issued by the Borrower and its Restricted Subsidiaries, and not for purposes of speculation or taking a “market view;” and such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)  Indebtedness of the Borrower or any Guarantor in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(g)  obligations of Western Refining Company, L.P. under the Ground Lease described in Section 7.01(n) and under the Sulfuric Acid Regeneration and Sulfur Gas Processing Agreement between E.I. DuPont de Nemours and Company and Western Refining Company, L.P. executed in connection therewith;

(h)  Indebtedness of a Restricted Subsidiary owed to the Borrower or to a Guarantor, provided that such Indebtedness (i) constitutes Collateral upon which the Administrative Agent has a perfected Lien to secure the Obligations, and (ii) in the case of Indebtedness owed to a Guarantor, is subordinated to the Obligations on subordination terms acceptable to the Administrative Agent, and (iii) is otherwise  permitted under the provisions of Section 7.02;

(i)  unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $600,000,000 at any time outstanding, provided that (A) the maturity date of such Indebtedness is no earlier than the Maturity Date or the maturity date then in effect for any secured Refinancing Indebtedness, (B) there are no scheduled repayments of principal of such Indebtedness prior to the Maturity Date, (C) the documents or instruments governing such Indebtedness do not contain any financial maintenance covenant and (D) the material terms of such Indebtedness or of any agreement entered into or of any instrument issued in connection therewith, taken as a whole, are not less favorable in any material respect to the Loan Parties or the Lenders than the terms of the Loan Documents;

(j)  unsecured Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(k)  Indebtedness of the Borrower or any Guarantor which has been subordinated to the Obligations, the Revolver Indebtedness and Section 7.03(m) Indebtedness in form and substance reasonably satisfactory to the Administrative Agent;

(l)  Indebtedness in connection with a sale-leaseback transaction involving a catalyst necessary or useful for the operation of refinery assets of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(m)  (i) The 2014 Notes and the 2017 Notes; and (ii) refinancings, renewals or extensions of all or any part of any Indebtedness incurred in accordance with the 2014 Notes and the 2017 Notes (“Section 7.03(m) Refinancing Indebtedness”), provided that (A) the maturity date of such Section 7.03(m) Refinancing Indebtedness is no earlier than the Maturity Date, (B) there are no scheduled repayments of principal of such Section 7.03(m) Refinancing Indebtedness or sinking fund payments prior to the Maturity Date, (C) the principal amount of such Section 7.03(m) Refinancing Indebtedness does not exceed the principal amount of Section 7.03(m) Indebtedness being refinanced, renewed or extended except by an amount equal to accrued and unpaid interest, prepayment premium, fees and expenses reasonably incurred in connection with such refinancing, renewal or extension and (D) the documents or instruments governing such Section 7.03(m) Indebtedness do not contain any financial maintenance covenant;

(n)  (i) Indebtedness of any Contango Subsidiary incurred to finance its participation in contango market opportunities with respect to Hydrocarbons not to exceed an aggregate principal amount of $100,000,000 at any time outstanding, and (ii) Indebtedness in the form of Guarantees of the Borrower and any Guarantor in respect thereof;

(o)  Indebtedness of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business to finance the payment of premiums for a twelve-month period for insurance, provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $15,000,000;

(p)  the Convertible Notes;

(q)  unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed at any time outstanding, $350,000,000 less the aggregate principal amount of Indebtedness incurred pursuant to Section 2.13, provided that (A) the maturity date of such Indebtedness is no earlier than the Maturity Date, (B) there are no scheduled repayments of principal of such Indebtedness prior to the Maturity Date, (C) the documents or instruments governing such Indebtedness do not contain any financial maintenance covenant, (D) the material terms of such Indebtedness or of any agreement entered into or of any instrument issued in connection therewith, taken as a whole, are not less favorable in any material respect to the Loan Parties or the Lenders than the terms of the Loan Documents, (E) on the date of incurrence of such Indebtedness, on a pro forma basis after giving effect to any such Indebtedness, the Borrower’s Consolidated Leverage Ratio shall be less than 3.00:1.00, recomputed as of the last day of  the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01 and (F) amounts incurred under this Section 7.03(q) in excess of $100,000,000 shall permanently reduce the Available Incremental Amount on a dollar-for-dollar basis;

(r)  (i) Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof in accordance with the terms of this Agreement, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of the Borrower) and (ii) refinancings, renewals or extensions of all or any part of any such Indebtedness, provided that (A) the maturity date of such refinancing, renewal or extension of such Indebtedness is no earlier than earlier of the Maturity Date and the maturity date then in effect for the Indebtedness being refinanced, (B) the weighted average life to maturity of such Indebtedness is not shorter than the lesser of the weighted average life to maturity of the Term Facility and the weighted average life to maturity of the Indebtedness being refinanced, (C) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, renewed or extended except by an amount equal to accrued and unpaid interest, prepayment premium, fees and expenses reasonably incurred in connection with such refinancing, renewal or extension and (D) no such refinancing, renewal or extension shall have different obligors than the Indebtedness being refinanced, renewed or extended; provided that Indebtedness incurred pursuant to this clause (r) may be Guaranteed by the Borrower solely if (x) any such Guarantee is unsecured and (y) on the date of entry into such Guarantee, on a pro forma basis after giving effect to such Guarantee, such Indebtedness and the related acquisition, the Borrower’s Consolidated Leverage Ratio does not exceed 2.50:1.00, recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01; and

(s)  Indebtedness not otherwise described in subsections 7.03(a) through 7.03(r) above in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

7.04  Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)  the Borrower may merge with any other Person, provided, that the Borrower shall be the continuing or surviving Person;

(b)  any Restricted Subsidiary may merge with (i) the Borrower, subject to clause (a) above, and (ii) any one or more other Subsidiaries; provided that if a Guarantor is a party to a merger referred to in this clause (ii), the continuing or surviving Person shall be a Guarantor; and

(c)  any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

In addition to and without limiting the foregoing provisions, the Borrower shall not permit any MLP Subsidiary to merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

(i)           any MLP Subsidiary may merge with any one or more other MLP Subsidiaries; and

(ii)           any MLP Subsidiary may consolidate or merge with another corporation or entity, and a Person may consolidate with or merge into any MLP Subsidiary, provided that (x) the MLP Subsidiary shall be the ultimate surviving entity, and (y) the surviving entity shall be after the merger a Solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia.

7.05  Dispositions.

(a)  Make any Disposition or enter into any agreement to make any Disposition, except  that, subject to the terms of Section 7.05(b) the following shall be permitted:

(i)  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)  Dispositions of inventory in the ordinary course of business;

(iii)  Leases of property in the ordinary course of business, provided that unless otherwise agreed by the Administrative Agent, any lease of any property that constitutes Collateral must be expressly subordinate (by the terms of lease or pursuant to a subordination agreement satisfactory to the Administrative Agent containing standard subordination language and, if agreed to by the Administrative Agent, standard non-disturbance language) to the Administrative Agent’s Liens under the applicable deed of trust or mortgage;

(iv)  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(v)  Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary; provided, that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(vi)  Dispositions permitted by Section 7.04;

(vii)  Dispositions of other property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(viii)  Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided, that at the time of such Disposition, no Default shall exist or would result from such Disposition;

(ix)          Dispositions by the Borrower of the Yorktown Assets; provided that, at least 75% of the consideration received therefor by the Borrower shall be in the form of cash;

(x)           Dispositions by the Borrower of Logistics Assets; provided that, with respect to (a) any Disposition of Logistics Assets to an MLP Subsidiary, the consideration received therefor by the Borrower shall be either in the form of cash or partnership interests in such MLP Subsidiary, and (b) any Disposition of Logistics Assets to any other Person, at least 75% of the consideration received therefor by the Borrower shall be in the form of cash;

(xi)          Dispositions of Hydrocarbons outside the ordinary course of business; and

(xii)         Disposition of a Non-Operational Refinery (or any assets constituting part of a Non-Operational Refinery); provided that, at least 75% of the consideration received therefor by the Borrower shall be in the form of cash;

provided, however, that (x) any Disposition pursuant to clauses (i) through (xii) shall be for fair market value and (y) in the case of Dispositions pursuant to clauses (i), (vii), (viii), (ix) (x) and (xii) the Borrower shall make mandatory prepayments to the extent required by Section 2.03(b)(iii).

(b)  Notwithstanding anything to the contrary set forth in this Section 7.05, neither the Borrower nor any Subsidiary shall Dispose of any Refinery, or enter into any agreement to Dispose of any Refinery (unless, on or prior to the consummation of such Disposition, the Loans shall be repaid in full), other than as permitted under Section 7.05(a)(xii).

7.06  Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)        so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)       each Restricted Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns Equity Interests in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii)      the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(iii)     the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(b)       the Borrower may declare and pay cash dividends to its stockholders, and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, after December 31, 2011, provided that the aggregate amount paid during any fiscal year does not exceed the maximum dollar amount calculated as follows: the maximum dollar amount for fiscal year 2012 shall be $20,000,000 and the maximum dollar amount for each succeeding fiscal year shall be calculated by adding $5,000,000 to the maximum amount in effect for the prior fiscal year; and provided further that (A) no Default exists (i) at the time such dividends are declared or paid or would result from the payment thereof or (ii) at the time such Equity Interests are purchased, redeemed or otherwise acquired or would result therefrom, or (B) if such dividends are paid within 75 days of declaration thereof, no Default exists at the date of such declaration; and

(c)        the Borrower may declare and pay cash dividends to its preferred stockholders with respect to preferred stock issued after the Closing Date; provided that no Default exists at the time such dividends are declared or paid or would result from the payment thereof.

7.07  Change in Nature of Business.  Engage in, or permit any MLP Subsidiary to engage in, any material line of business substantially different from those lines of business conducted by the Borrower, and its Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto.  Ownership of a pipeline is a line of business permitted by this Section 7.07.

7.08  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

7.09  Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement, the Revolving Credit Agreement, agreements governing Refinancing Indebtedness (subject to clause (iii) of Section 7.03(b), and agreements governing Section 7.03(m) Indebtedness (provided that the terms therein contained of the type described in this Section 7.09 are no more restrictive than the terms of this Agreement) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or to any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, or (ii) of any Restricted Subsidiary to Guarantee the Obligations of the Borrower, or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person securing the Obligations, provided, however, that this clause (iii) shall not prohibit any negative pledge in favor of any holder of any Lien permitted under Sections 7.01(b), (e),  (f),  (i),  (l),  (p),  (r),  (s), (t) and (u) solely to the extent any such negative pledge or other restriction on transfer of property relates to the property subject to such Lien and proceeds thereof; and provided further that clauses (i), (ii) and (iii) shall not prohibit any restrictions contained in any agreement or instrument entered into in connection with a Contango Credit Facility so long as such limitations apply only to the related Contango Subsidiary and its assets and, in the case of clause (iii), the Equity Interests in such Contango Subsidiary; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations of such Person.

7.10  Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11  Intentionally Omitted.

7.12  Intentionally Omitted.

7.13  Prepayment of Certain Other Indebtedness.  Make any voluntary, optional or other non-scheduled payment, prepayment, redemption or acquisition for value (including without limitation by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due but excluding any such payment, prepayment, redemption or acquisition funded with the proceeds of any refinancing, renewal or extension permitted hereunder) of any unsecured Indebtedness incurred after the Closing Date and issued pursuant to Section 7.03(i).

7.14 Amendments to Revolver Loan Documents.  Amend the terms of the Revolver Loan Documents or of documents governing Refinancing Indebtedness unless the following conditions are met: (1) after giving effect to such amendment, either the availability of loans thereunder is tied to a borrowing base formula or, if there is no such borrowing base, then the aggregate commitments to lend thereunder do not exceed $1,000,000,000, (ii) such amendment shall not result in the material terms of such Indebtedness or of any agreement entered into or of any instrument issued in connection therewith to be less favorable in any material respect to the Loan Parties or the Lenders, and (iii) such amendment shall not contravene the provisions of the Intercreditor Agreement.

7.15 Covenants Relating to MLP Subsidiaries.  The Borrower and its Restricted Subsidiaries shall be subject to the following covenants relating to MLP Subsidiaries:

(a)        the Borrower shall not permit an MLP GP to engage into any business other than holding a general partnership interest in an MLP;

(b)        neither the Borrower nor any of its Restricted Subsidiaries shall (i) provide any Guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of an MLP Subsidiary, or otherwise be directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such MLP Subsidiary, (ii) permit any Indebtedness or other obligation (contingent or otherwise) of an MLP Subsidiary to be recourse to the Borrower or any Restricted Subsidiary, (iii) have any direct or indirect obligation to maintain or preserve the financial condition of such MLP Subsidiary or to cause any such MLP Subsidiary to achieve any specified level of operating results, and (iv) permit a Lien on any of its property to secure, or permit any of its property to be otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any MLP Subsidiary; and

(c)       neither the Borrower nor any of its Restricted Subsidiaries shall permit an MLP Subsidiary to (i) own any capital stock of or other Equity Interests in the Borrower or any Restricted Subsidiary, (ii) hold any Indebtedness of the Borrower or any Restricted Subsidiary, except in the ordinary course of business but in no event Indebtedness for borrowed money, or (iii) hold any Lien on property of the Borrower or any Restricted Subsidiary, except in connection with the ordinary course of business but in no event to secure Indebtedness for borrowed money.

7.16 Certain Undertakings Relating to the Separateness of the MLP and MLP Subsidiaries.

(a)        Separate Records; Separate Assets.  The Borrower shall, and shall cause the MLP Subsidiaries to, (i) maintain their respective books and records and their respective accounts separate from those of the Borrower and its Restricted Subsidiaries, and (ii) maintain their respective financial and other books and records showing their respective assets and liabilities separate and apart from those of the Borrower and its Restricted Subsidiaries.  The Borrower shall not commingle or pool, and shall cause the MLP Subsidiaries not to commingle or pool, their respective funds or other assets with those of any other Person, except their respective consolidated Subsidiaries, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(b)        Separate Name; Separate Credit.  The Borrower shall, and shall cause the MLP Subsidiaries to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries, and (ii) generally hold themselves as entities separate from the Borrower and its Restricted Subsidiaries.  The Borrower shall, and shall cause the MLP Subsidiaries to, (x) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed) and (y) maintain adequate capital in light of their respective business operations.

(c)        Separate Formalities.  The Borrower shall cause the MLP Subsidiaries to observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents and applicable Law.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01  Events of Default.  Any of the following shall constitute an Event of Default:

(a)  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)  Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.11 or Article VII; or

(c)  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)  Cross-Default.

(i)  The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts, Revolver Indebtedness and Section 7.03(m) Indebtedness (including, for the avoidance of doubt, Section 7.03(m) Refinancing Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)  There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(iii)  An Event of Default as defined in the Revolving Loan Credit Agreement, the agreements governing Refinancing Indebtedness or the agreements governing Section 7.03(m) Indebtedness (including, for the avoidance of doubt, the agreements governing Section 7.03(m) Refinancing Indebtedness) shall occur; or

(f)  Insolvency Proceedings, etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or the Borrower or any of its Subsidiaries shall take any corporate, partnership or company action in furtherance of the foregoing; or

(g)  Inability to Pay Debts; Attachment.  (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)  Judgments.  There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)   ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)   Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)  Change of Control.  There occurs any Change of Control; or

(l)   Collateral.

(i)       Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(ii)       Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest with the priority required pursuant to this Agreement; or

(iii)      Any holders of the Revolver Priority Collateral (or the Revolving Administrative Agent) fail to comply with the terms of the Intercreditor Agreement (with respect to the Revolver Priority Collateral) in any respect materially adverse to the Lenders.

8.02  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)  declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03  Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the provision to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01  Appointment and Authority.

(a)  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08  No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the book managers, arrangers or agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10  Collateral and Guaranty Matters.

(a)  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)       to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii)       to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) to the holder of any Lien on such property that is permitted by Sections 7.01(i), (s) or (t), (B) to the holders of any Lien on such property as may be required pursuant to the Intercreditor Agreement and (C) at such time as the Intercreditor Agreement is no longer in effect, to the holder of any Lien on such property that is permitted by Sections 7.01(o) or (u); and

(iii)       to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(b)  Upon the occurrence and continuance of an Event of Default, the Lenders agree to promptly confer in order that the Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from the Required Lenders.  All rights of action under the Loan Documents and all rights to the Collateral, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other the Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the expenses of the Administrative Agent.

(c)  Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders.  Except to the extent unanimity is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d)  The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(e)  The Administrative Agent shall have no obligation to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 9.10 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability to any Lender, other than to act without gross negligence or willful misconduct.

(f)  In furtherance of the authorizations set forth in this Section 9.10, each Lender hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender, (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Document), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve the Lender’s Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in clause (a) hereof.  This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the Collateral matters described in this Section 9.10.  The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent.  The power of attorney conferred by this Section 9.10(f) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders have any Commitments under the Loan Documents.

ARTICLE X.
MISCELLANEOUS

10.01  Amendments, etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)       waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)       extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)       postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender to whom such a payment is to be made;

(d)       reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)       change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; provided that an extension of the maturity date of any Loan, and a waiver of Section 2.11 by the holders of Loans whose maturity date is so extended with respect to payments received on the maturity of Loans whose maturity date has not been extended shall not require the consent of any Lender whose Loans are not subject to such extension;

(f)        change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)       except as provided in Section 9.10 and except as required pursuant to the Intercreditor Agreement, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h)       release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02  Notices; Effectiveness; Electronic Communication.

(a)       Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to a Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties; and

(ii)      if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)       Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in their own discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)       Change of Address, Etc.  The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)       Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower agrees to indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03  No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04  Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)       Indemnification by the Borrower.  The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)   Reimbursement by Lenders.  To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)       Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor accompanied by reasonably detailed supporting information.

(f)        Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06  Successors and Assigns.

(a)       Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)      Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however,  that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Borrower, Competitors or Defaulting Lenders.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to any Competitor or (D) to any institution identified in writing by the Borrower to the Administrative Agent prior to the Closing Date or any Affiliate of such institution (each such institution or Affiliate of such institution, a “Disqualified Lender” and collectively, the “Disqualified Lenders”), it being understood and agreed that upon the request of any Lender on or following the Closing Date, the Administrative Agent may inform such Lender as to the identity of such Disqualified Lenders which have been so identified by the Borrower.

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)       Representations of Assignee.  By agreeing to an assignment or transfer of rights or obligations under this Agreement, any assignee Lender shall be deemed (x) to have represented and warranted to the Borrower, the Administrative Agent and the assigning Lender that the assignee Lender is not a Competitor of the Borrower or a Disqualified Lender, and (y) to have agreed that, if the assignee is in breach of such representation and warranty and without otherwise limiting the Borrower’s rights under applicable law, the assignee Lender’s access to any Borrower Materials that are not marked “PUBLIC” pursuant to Section 6.02 will irreparably harm the Borrower.  It is further acknowledged and agreed that the Administrative Agent and the assigning Lender may rely exclusively on the representations of such assignee Lender without any duty of inquiry or investigation and the Administrative Agent and assigning Lender shall not be liable for any action taken or not taken by them upon reliance on such representations.

(viii)      Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Competitor or the Borrower, a Disqualified Lender or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)       Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign

Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13, (ii) any pledge referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b)

it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08  Right of Setoff. If an Event of Default shall have occurred and be continuing, Administrative Agent and each Lender, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Administrative Agent, such Lender, or any such Affiliate, irrespective of whether or not Administrative Agent or such Lender or shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Lender or different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of Administrative Agent and each Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent, such Lender, or their respective Affiliates may have.  Administrative Agent and each Lender agree to notify the Borrower, and each Lender shall notify the Administrative Agent, promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.09  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13  Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if the Borrower has the right to replace a Lender pursuant to Section 10.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)       the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)       in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)       such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14  Governing Law; Jurisdiction; etc.

(a)       GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)       SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17  USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18  OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.

(a)       EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS MAY BE CREATED ON THE COLLATERAL PURSUANT TO THE REVOLVING LOAN DOCUMENTS, WHICH LIENS ON THE TERM PRIORITY COLLATERAL SHALL BE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.  NOTWITHSTANDING ANYTHING HEREIN OR IN ANY LOAN DOCUMENT TO THE CONTRARY, THE LIENS AND SECURITY INTEREST GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE VARIOUS LOAN DOCUMENTS AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT PURSUANT TO THE LOAN DOCUMENTS ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.  THE INTERCREDITOR AGREEMENT ALSO CONTAINS CERTAIN PROVISIONS PROVIDING FOR RELEASES OF COLLATERAL PURSUANT TO THE LOAN DOCUMENTS IN

THE EVENT THAT SUCH COLLATERAL IS RELEASED PURSUANT TO THE REVOLVING LOAN DOCUMENTS.  PURSUANT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)       EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)       THE PROVISIONS OF THIS SECTION 10.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL THE TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

(d)       Administrative Agent shall notify the Lenders of any amendment, modification or waiver of the Intercreditor Agreement.

(e)       EACH LENDER (I) CONSENTS TO THE TERMS OF THE NOTEHOLDER INTERCREDITOR AGREEMENT AND AGREES TO BE BOUND THEREBY, AND (II) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO (A) ENTER INTO THE NOTEHOLDER INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND (B) TAKE ALL ACTIONS AND EXECUTE ALL DOCUMENTS REQUIRED OR DEEMED ADVISABLE BY THE ADMINISTRATIVE AGENT IN CONNECTION THEREWITH.  THE TERMS OF THE NOTEHOLDER INTERCREDITOR AGREEMENT SHALL BE BINDING ON EACH LENDER AND ITS SUCCESSORS AND ASSIGNS.

(f)       From and after the effective date of the Noteholder Intercreditor Agreement and for so long as the Noteholder Intercreditor Agreement is in effect, all references in the Credit Agreement to Liens in favor of the Administrative Agent shall be deemed to include Liens in favor of the Collateral Trustee acting pursuant to the Noteholder Intercreditor Agreement.  Subject to Section 10.01 of the Credit Agreement, the Lenders authorize the Administrative Agent to direct the Collateral Trustee to take action (or refrain from taking action) under the Collateral Documents and to instruct the Collateral Trustee to take (or refrain from taking) any and all actions that the Administrative Agent is authorized to take pursuant to the Credit Agreement with respect to Collateral and matters incidental thereto.

10.19 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WESTERN REFINING, INC.,
a Delaware corporation, as Borrower

By:	/s/ Gary Dalke
Name: Gary Dalke
Title: Chief Financial Officer

BANK OF AMERICA, N.A.,
as Administrative Agent,

By:	/s/ Alan Tapley
Name: Alan Tapley
Title: Assistant Vice President

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Benjamin E. Sauter
Name: Benjamin E. Sauter
Title: Vice President

EXHIBIT A
FORM OF LOAN NOTICE

Date:  _____________
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Credit Agreement dated as of March 29, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined in the Credit Agreement being used herein as therein defined), among Western Refining, Inc., a Delaware corporation, (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Lender.

The undersigned hereby requests (select one):

A Borrowing of Loans	A conversion or continuation of Loans

1.	On	(must be a Business Day).

2.	In the amount of $	.

3.	Comprised of		.
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of	months.

BORROWER:

WESTERN REFINING, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit A – Page 1
Form of Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, WESTERN REFINING, INC., a Delaware corporation (“Borrower”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loans made by the Lender to the Borrower under that certain Amended and Restated Term Loan Credit Agreement dated as of March 29, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders.

The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the Administrative Agent’s Office in accordance with the terms of the Credit Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.  The Loan made by the Lender may be evidenced by a loan account or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of intent to accelerate, notice of acceleration, notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

- Signature Page to Follow -

Exhibit B – Page 1
Form of Note

BORROWER:

WESTERN REFINING, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit B – Page 2
Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE
(Pursuant to Section 6.02(b) of the Credit Agreement)

Financial Statement Date:  ___________, ____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Term Loan Credit Agreement dated as of March 29, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Western Refining, Inc., a Delaware corporation (the “Borrower”), the various financial institutions that are, or may from time to time become, parties thereto (each individually a “Lender,” and collectively, the “Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”).

The undersigned Responsible Officer hereby certifies as of the date hereof that he is a Responsible Officer of the Borrower, and that, as such, he is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

[select one:]

3.           [To the best knowledge of the undersigned, as of the date hereof, no Default has occurred and is continuing.]

--or—

Exhibit C – Page 1
Form of Compliance Certificate

3.           [To the best knowledge of the undersigned, the following is a list of each Default that has occurred and is continuing as of the date hereof, and its nature and status:]

4.           [Insert the follow to the extent applicable: Pursuant to Section 5(c) of the Security Agreement, the following information is hereby provided:__________].  To the best knowledge of the undersigned, the Borrower and each of its Subsidiaries are in compliance with their notice and reporting obligations under Section 5 of each Security Agreement to which they are parties [add if applicable:  except as follows: _____________].

Remainder of Page Intentionally Blank
Signature Page to Follow

Exhibit C – Page 2
Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________, ________.

WESTERN REFINING, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit C – Page 3
Form of Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the credit facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor:

1  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D – Page 1
Form of Assignment and Assumption

2.	Assignee:		[for each Assignee, indicate [Affiliate]
[Approved Fund] of [identify Lender]]

3.	Borrower:	Western Refining, Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Term Loan Agreement dated as of March 29, 2011, among Western Refining, Inc., as the Borrower, the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

Assignor[s]5	Assignee[s]6	Aggregate Amount of Commitment/Loans for all Lenders7	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans8	CUSIP Number

		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

[7.	Trade Date:	__________________]9

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

5  List each Assignor, as appropriate.
6  List each Assignee, as appropriate.
7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D – Page 2
Form of Assignment and Assumption

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:]11

WESTERN REFINING, INC.,
a Delaware corporation

By:
Name:
Title:

10  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
11  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit D – Page 3
Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.              Representations and Warranties.

1.1.           Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Lender and it meets all the other requirements to be an assignee under Section 10.06(b)(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Exhibit D – Page 4
Form of Assignment and Assumption

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D – Page 5
Form of Assignment and Assumption

EXHIBIT E

FORM OF LEGAL OPINION OF BORROWER’S COUNSEL

[TO BE SEPARATELY NEGOTIATED]

Exhibit E – Page
Form of Opinion

EXHIBIT F

[Intentionally Omitted]

Exhibit F

EXHIBIT G

FORM OF SECURITY AGREEMENT

[SEE ATTACHED, AS SEPARATELY EXECUTED]

Exhibit G – Page 1
Form of Security Agreement

EXHIBIT H

FORM OF CONTINUING GUARANTY

This Guaranty Agreement (this “Guaranty”) is executed effective as of [●], FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of credit and/or financial accommodation heretofore or hereafter from time to time made or granted to WESTERN REFINING, INC. (the “Borrower”) or any other Loan Party pursuant to that certain Amended and Restated Term Loan Credit Agreement, dated as of March 29, 2011, by and between Borrower, the financial institutions party thereto (collectively, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (“Administrative Agent”) (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), each of the Persons now or hereafter signatories hereto (each a “Guarantor,” and, collectively, the “Guarantors”) hereby furnishes in favor of Administrative Agent and the Lenders (each a “Guaranteed Party” and collectively, the “Guaranteed Parties”) its joint and several guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

1.           Reference to Credit Agreement.  Reference is hereby made to the representations, warranties and covenants of the Loan Parties set forth in Articles V, VI, and VII of the Credit Agreement.  Each Guarantor (i) reaffirms that each such representation and warranty is true and correct in every material respect with respect to such Guarantor to the extent that such representation and warranty refers to such Guarantor, and (ii) agrees, with respect to the covenants, to take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.  If the Credit Agreement shall cease to remain in effect for any reason whatsoever during any period and any part of the Guaranteed Obligations (as hereinafter defined) remain unpaid, then the terms, covenants, and agreements set forth therein applicable to the Guarantors shall nevertheless continue in full force and effect as obligations of each Guarantor under this Guaranty.  All capitalized terms used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

2.           Guaranty.  Each Guarantor hereby, jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, the prompt payment in full in Dollars when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of any Loan Party arising under any Loan Document or otherwise with respect to any Loan (in each case, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by any Guaranteed Party in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against such Guarantor, the Borrower or any other Loan Party under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against the Borrower or any other Loan Party of any proceeding under any Debtor Relief Laws whether or

Exhibit H – Page 1
Form of Continuing Guaranty

not the claim for such interest is allowed in such proceeding (collectively, the “Guaranteed Obligations”).  The books and records of the Guaranteed Parties showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.  Notwithstanding anything contained herein to the contrary, (i) the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

3.           No Setoff or Deductions; Taxes; Payments.  Each Guarantor represents and warrants that it is organized and resident in the United States of America.  Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding.  If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Guaranteed Parties) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to the Administrative Agent, on behalf of the Guaranteed Parties, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the Guaranteed Parties to receive the same net amount which the Guaranteed Parties would have received on such due date had no such obligation been imposed upon such Guarantor.  Each Guarantor will deliver promptly to the Administrative Agent, on behalf of the Guaranteed Parties, certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder.  The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4.           Rights of Guaranteed Parties.  Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Guaranteed Parties in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

5.           Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower, any other Loan Party or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Guaranteed Parties) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any

Exhibit H – Page 2
Form of Continuing Guaranty

statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Guaranteed Parties to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Guaranteed Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

6.           Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower, any other Loan Party or any other person or entity is joined as a party.

7.           Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in cash and the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, on behalf of the Guaranteed Parties, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8.           Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments of the Lenders under the Credit Agreement and the other Loan Documents are terminated.  Notwithstanding the foregoing, this Guaranty (a) may be released by an instrument in writing signed by the Administrative Agent as provided in the Credit Agreement; and (b) shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower, any other Loan Party or any Guarantor is made, or a Guaranteed Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Guaranteed Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.           Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower or any other Loan Party to such

Exhibit H – Page 3
Form of Continuing Guaranty

Guarantor as subrogee of a Guaranteed Party or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations.  If the Guaranteed Parties so request, any such obligation or indebtedness of the Borrower or any Loan Party to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Administrative Agent, on behalf of the Guaranteed Parties, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.  No payments on such obligations or indebtedness shall be made to Guarantor during the continuation of a Default.

10.           Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor, the Borrower or any Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Guaranteed Parties.

11.           Expenses.  Each Guarantor shall pay, jointly and severally, on demand all out-of-pocket expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Guaranteed Parties’ rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Guaranteed Parties in any proceeding any Debtor Relief Laws.  The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

12.           Miscellaneous. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed, in the case of amendments, by the Guarantor(s) affected thereby and by Administrative Agent, and, in the case of consents or waivers, by Administrative Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.  No failure by the Guaranteed Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Unless otherwise agreed by the Guaranteed Parties and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor for the benefit of the Guaranteed Parties or any term or provision thereof.  Notwithstanding anything herein to the contrary, no Guarantor shall be released from this Guaranty without the consent of the Administrative Agent and each Lender.

13.           Condition of Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower, the other Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Borrower, the other Loan Parties and any such other guarantor as such Guarantor requires, and that the Guaranteed Parties have no duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower, the other Loan Parties or any other guarantor (the guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).

14.           Setoff. If and to the extent any payment is not made when due hereunder, each Guarantor authorizes each Guaranteed Party at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand,

Exhibit H – Page 4
Form of Continuing Guaranty

provisional or final) at any time held and other indebtedness at any time owing by such Guaranteed Party to or for the credit or the account of such Guarantor against any and all of the Guaranteed Obligations, without prior notice to such Guarantor or demand under this Guaranty, all of which are hereby waived, and although such Guaranteed Obligations may be contingent and unmatured.  Each Guaranteed Party which sets-off pursuant to this Paragraph 14 shall give prompt notice to such Guarantor affected thereby following the occurrence thereof; provided that the failure to give such notice shall not affect the validity of the set-off.  Any payment obtained pursuant to this Paragraph 14 (or in any other manner directly from the Guarantors, or any of them) by any Guaranteed Party shall be remitted to Administrative Agent and distributed among the Guaranteed Parties in accordance with the provisions of Paragraph 18 below.

15.           Representations and Warranties.  Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect.

16.           Indemnification and Survival.  Without limitation on any other obligations of the Guarantors or remedies of the Guaranteed Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party from and against, and shall pay, jointly and severally, on demand, any and all damages, losses, liabilities and expenses (including attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) that may be suffered or incurred by such Guaranteed Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower or the other Loan Parties enforceable against the Borrower or the other Loan Parties in accordance with their terms.  The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

17.           Assignment.  This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that such Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Guaranteed Parties and their respective successors and assigns and the Administrative Agent and each Lender may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part.  Each Guarantor agrees that each Guaranteed Party may disclose to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guaranteed Obligations any and all information in the Guaranteed Party’s possession concerning such Guarantor, this Guaranty and any security for this Guaranty.

18.           Application of Payments.  Any payment received by Administrative Agent from any Guarantor (or from any Lender pursuant to Paragraph 14 above), shall be applied by Administrative Agent in accordance with the Credit Agreement.

Exhibit H – Page 5
Form of Continuing Guaranty

19.           Further Assurances.  Each Guarantor agrees that at any time and from time to time, at the expense of such Guarantor, to promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Administrative Agent may reasonably request, to enable Administrative Agent to protect and to exercise and enforce the rights and remedies of the Guaranteed Parties hereunder.

20.           Addition of Guarantors.  The initial Guarantors hereunder shall be each of the Subsidiaries of Borrower that are signatories hereto and that are listed on Schedule 1 attached hereto.  From time to time subsequent to the time hereof, additional Subsidiaries of Borrower may become parties hereto as additional Guarantors (each an “Additional Guarantor”) by executing a counterpart of this Guaranty Agreement in the form of Exhibit A attached hereto (or such other form as may be satisfactory to the Administrative Agent).  Upon delivery of any such counterpart to Administrative Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Administrative Agent or any Lenders not to cause any Subsidiary of Borrower to become an Additional Guarantor hereunder.  This Guaranty Agreement shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such person becomes or fails to become or ceases to be a Guarantor hereunder.

21.           Notices.  All notices, requests and other communications provided for hereunder shall be in writing and given to Administrative Agent as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to the Guarantors shall be given to the Guarantors at their respective addresses set forth on Schedule 10.02 of the Credit Agreement or at such other address as shall be designated by Guarantors in a written notice to Administrative Agent.

22.           Joint and Several Obligations.  Each Guarantor acknowledges that (i) this Guaranty is a master Guaranty pursuant to which other Subsidiaries of the Borrower now or hereafter may become parties, and (ii) the guaranty obligations of each of the Guarantors hereunder are joint and several.

23.           Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Paragraph 7 above.  The provisions of this Paragraph 23 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Parties, and each Guarantor shall remain liable to the Guaranteed Parties for the full amount guaranteed by such Guarantor hereunder.

24.           GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

25.           SUBMISSION TO JURISDICTION.  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH

Exhibit H – Page 6
Form of Continuing Guaranty

GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH GUARANTOR HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

26.           WAIVER OF VENUE.  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH 25 ABOVE.  EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

27.           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

28.           WAIVER OF JURY TRIAL.  EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GUARANTORS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

29.           ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Remainder of Page Intentionally Blank.
Signature(s) Page to Follow.

Exhibit H – Page 7
Form of Continuing Guaranty

[INSERT GUARANTOR]

Signature Page to Continuing Guaranty

SCHEDULE 1
INITIAL GUARANTORS

Exhibit H – Page 9
Form of Continuing Guaranty
Schedule 1 to Continuing Guaranty

EXHIBIT A

COUNTERPART TO CONTINUING GUARANTY

The Counterpart to Continuing Guaranty is dated as of _________ and is made by ___________ (“Additional Guarantor”) in favor of Bank of America, N.A., as Administrative Agent and the other Guaranteed Parties as defined in the Guaranty Agreement hereinafter referenced.  All capitalized terms not defined herein shall have the meaning ascribed to them in the Guaranty hereinafter referenced or in the Credit Agreement hereinafter referenced.

Recitals

WHEREAS, WESTERN REFINING, INC. (the “Borrower”), Bank of America, N.A., as administrative agent (“Administrative Agent”), and certain financial institutions (collectively, the “Lenders”) have entered in to that certain Amended and Restated Term Loan Credit Agreement dated as of ____________ (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”); and

WHEREAS, in connection with the Credit Agreement, certain Subsidiaries of the Borrower (each a “Guarantor,” and, collectively, the “Guarantors”) entered into a Continuing Guaranty agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Guaranty Agreement”);

WHEREAS, the Credit Agreement requires Additional Guarantor to become a party to the Guaranty Agreement; and

WHREAS, Additional Guarantor has agreed to execute and deliver this Counterpart to Continuing Guaranty in order to become a party to the Guaranty Agreement;

NOW THEREFORE IT IS AGREED:

By executing and delivering this Counterpart to Continuing Guaranty, Additional Guarantor hereby becomes a party to the Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.  Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in the Guaranty Agreement is true and correct on and as of the date thereof (after giving effect to this Counterpart to Continuing Guaranty) as if made on and as of such date.

In witness whereof, the undersigned Additional Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first set forth above.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Exhibit G – Page 1
Form of Security Agreement

EXHIBIT I

FORM OF INTERCREDITOR AGREEMENT

[SEE ATTACHED, AS SEPARATELY EXECUTED]

Exhibit I – Page 2
Form of Intercreditor Agreement
Exhibit A to Intercreditor Agreement